UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NuStar Energy L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING OF UNITHOLDERS

Date and Time:	April 27, 2023 at 11:00 a.m. Central Time

Place:	Our 2023 Annual Meeting will be held virtually via live webcast at: www.virtualshareholdermeeting.com/NS2023 You will not be able to attend the meeting in person.

Agenda:	(1)	Elect four Group II directors to serve until the 2026 Annual Meeting or until their successors are elected and have been qualified;
	(2)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023;
	(3)	Approve the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan; and
	(4)	Transact any other business properly brought before the meeting or any adjournment or postponement thereof.

Record Date:	March 1, 2023. Holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units as of the close of business on March 1, 2023 are entitled to vote at our 2023 Annual Meeting.

Voting:	Whether or not you plan to attend the 2023 Annual Meeting, please submit your proxy with voting instructions as soon as possible.
	●	If you are a unitholder of record, you may submit your proxy over the internet, by phone or by mail as described on the proxy card.
	●	If you hold your units through a broker or other nominee, follow the instructions that you receive from your broker or nominee to ensure that your units are voted.

Submitting your proxy will not prevent you from attending our 2023 Annual Meeting and voting during the 2023 Annual Meeting.

Notice of Internet Availability:
On or about March 16, 2023, we are sending to holders of our outstanding (as defined in our partnership agreement) common units and Series D preferred units a Notice of Internet Availability of Proxy Materials containing instructions on how to access on the internet our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2022, and how to submit a proxy online (www.proxyvote.com). The notice also contains instructions on how to request paper copies of our proxy materials.

By order of the Board of Directors,
Steve Gilbert
Vice President, Assistant General Counsel and Corporate Secretary

NuStar Energy L.P.
19003 IH-10 West
San Antonio, Texas 78257

March 9, 2023

i

ii

NUSTAR ENERGY L.P.
PROXY STATEMENT
2023 ANNUAL MEETING OF UNITHOLDERS
to be held April 27, 2023

QUESTIONS AND ANSWERS ABOUT THE MEETING
Q1:    Why am I receiving these materials?
A:    We are providing these materials in connection with the solicitation by the Board of Directors (the Board) of NuStar GP, LLC, the general partner of our general partner, of proxies to be voted at our 2023 Annual Meeting of Unitholders (the 2023 Annual Meeting) and any adjournments or postponements thereof. We will hold our 2023 Annual Meeting virtually on April 27, 2023 at 11:00 a.m. Central Time via live webcast at www.shareholdermeeting.com/NS2023.
We are sending the Notice of Internet Availability of Proxy Materials (Notice) to holders of our outstanding common units and Series D preferred units on or about March 16, 2023. On this date, unitholders will have the ability to access all of our proxy materials on the website provided in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials.
Q2:    Who is soliciting my proxy?
A:    Our Board is sending these materials in connection with its solicitation of proxies for use at our 2023 Annual Meeting. Morrow Sodali LLC (our proxy solicitor) and certain of our directors, officers and employees may also solicit proxies on our behalf by mail, phone or other electronic means, or in person.
Q3:    Who is entitled to attend and vote at the 2023 Annual Meeting?
A:    Holders of record of our outstanding (as defined in our partnership agreement) common units and Series D preferred units (voting on an as-converted basis) (collectively, our Voting Units) at the close of business on March 1, 2023 (our Unitholders) are entitled to attend and vote on the matters presented at the 2023 Annual Meeting. Our Unitholders will vote together as a single class and are entitled to one vote for each common unit and/or Series D preferred unit held on March 1, 2023 (the Record Date). On the Record Date, 110,903,880 common units were outstanding and 16,346,650 Series D preferred units were outstanding.
Q4:    How do I participate in the virtual 2023 Annual Meeting?
A:    Our 2023 Annual Meeting will be held virtually via live webcast. You will be able to attend the meeting, vote your units and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NS2023 and entering your 16-digit control number. That number may be found on your proxy card, voting instruction form or the notice you received related to our 2023 Annual Meeting.
Questions regarding matters presented at the 2023 Annual Meeting may be submitted during the meeting through the meeting's website at www.virtualshareholdermeeting.com/NS2023. Additional information regarding rules and procedures for participating in the virtual meeting will be provided in the meeting rules of conduct, which you will be able to view during the meeting on the meeting website.
Our 2023 Annual Meeting will begin at 11:00 a.m. Central Time. We encourage you to log in to the website using your 16-digit control number and access the webcast early — beginning approximately 15 minutes before the start of the meeting. If you experience technical difficulties, you may contact the technical support number that will be posted on the log-in page at www.virtualshareholdermeeting.com/NS2023. Technicians will be available to assist you.
Q5:    What constitutes a quorum to conduct business at the 2023 Annual Meeting?
A:    Unitholders representing a majority of the Voting Units, voting together as a single class, present in person or by properly submitted proxy, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be counted as present for purposes of determining a quorum.
Your units will be counted as present at the 2023 Annual Meeting if:
•you are present in person at the meeting; or
•you have submitted a proxy over the internet, by phone or by mail.

Q6:    If my units are held in "street name" by my broker or other nominee, will my broker or other nominee vote my units? What is a broker non-vote?
A:    If you own units through a broker or other nominee, your units are held in that broker's or nominee's name and you are considered the "beneficial owner" (not the "record owner") of units held in "street name."
If a broker does not receive specific voting instructions from the beneficial owner, New York Stock Exchange (NYSE) rules govern whether the broker is permitted to vote on the beneficial owner's behalf. The NYSE has designated certain categories of proposals as "routine," and brokers are permitted to vote on routine matters at their discretion. Brokers are prohibited, however, from voting on any matter that is deemed non-routine, which results in a "broker non-vote" for that proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum. If a proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, represented in person or by proxy and entitled to vote, a broker non-vote has the effect of a vote against such proposal. But if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.
Proposal No. 1 and Proposal No. 3 are considered non-routine under applicable NYSE rules. Proposal No. 2 is considered to be a routine matter by the NYSE.
Q7: How do I vote my units?
A:    You may vote your proxy over the internet, by phone or by mail. If you submit your proxy over the internet, by phone or by returning a signed proxy card by mail, your units will be voted as you indicate. If you sign your proxy card without indicating your voting preferences, your units will be voted in accordance with the Board's recommendations.
To vote your units electronically during the virtual 2023 Annual Meeting, you will need your 16-digit control number found on your proxy card, voting instruction form or the notice you received related to our 2023 Annual Meeting.
Q8:    What vote is required for each proposal? What are the Board's recommendations?
A:    The Board's recommendations are stated below as well as the vote required for each proposal and the effect of abstentions and broker non-votes.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by our Unitholders	No effect on the vote	No effect on the vote

Proposal No. 2: Ratification of KPMG LLP as our Independent Accounting Firm	FOR	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Broker non-votes are not expected, but Voting Units not voted have the same effect as a vote against this proposal

Proposal No. 3: Approval of Amended and Restated 2019 Long-Term Incentive Plan	FOR	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote	Same effect as a vote against this proposal	Same effect as a vote against this proposal

Q9:    Can I change my vote after I have voted by proxy?
A:    You may revoke a proxy at any time before voting is closed at the 2023 Annual Meeting by:
•submitting a written revocation to our Corporate Secretary at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Corporate Secretary by 11:59 p.m. Eastern Time on April 26, 2023);
•submitting your valid, signed and later-dated proxy by mail (provided that the later-dated proxy is received by 11:59 p.m. Eastern Time on April 26, 2023);
•submitting your valid proxy over the internet or by phone by 11:59 p.m. Eastern Time on April 26, 2023; or
•voting during the 2023 Annual Meeting.
If instructions to the contrary are not given, your units will be voted as indicated on the proxy and your presence without voting during the 2023 Annual Meeting will not revoke your proxy.
Q10: What should I do if I receive more than one set of voting materials for the 2023 Annual Meeting?
A:    You may receive more than one set of voting materials for the 2023 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold units in more than one brokerage account, you will receive voting materials for each account; further, if you hold units directly, but in more than one name (e.g., Jane Smith and Jane Alice Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.
Q11: Who is paying the expense of soliciting proxies?
A:    We pay the cost of soliciting proxies and holding our 2023 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for an initial fee of $10,000, plus an additional fee for each unitholder they contact, as well as the reimbursement of out-of-pocket expenses. In addition to distributing proxy materials, proxies may also be solicited by personal interview, phone and similar means by our directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our units, and we reimburse them for any reasonable expenses that they incur.
Q12: Who do I contact if I have further questions about voting or the 2023 Annual Meeting?
A:    You may contact our Corporate Secretary/Investor Relations Department at 210-918-INVR (4687) or Morrow Sodali LLC (our proxy solicitor) at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Unitholders, please call toll free: 1-800-662-5200
Banks and brokerage firms, please call 1-203-658-9400
Email: NS.info@morrowsodali.com

INFORMATION ABOUT NUSTAR ENERGY L.P.

NuStar Energy L.P. (NYSE: NS) is a Delaware limited partnership based in San Antonio, Texas. As of December 31, 2022, our assets included approximately 9,500 miles of pipeline and 63 terminal and storage facilities that provide approximately 49 million barrels of storage capacity. Unless otherwise indicated, the terms "NuStar Energy," "we," "our" and "us" are used in this proxy statement to refer to NuStar Energy L.P., one or more of our subsidiaries or all of them taken as a whole.

CORPORATE GOVERNANCE
Board Structure and Governance
The directors and officers of NuStar GP, LLC, the general partner of our general partner, Riverwalk Logistics, L.P., perform all of our management functions; we do not have directors or officers. For simplicity's sake, in this proxy statement, we refer to the directors of NuStar GP, LLC as our directors or our Board, and we refer to the officers of NuStar GP, LLC as our officers.
Board Structure
Our business is managed under the direction of our Board. Our Board is led by its Chairman, Bradley C. Barron. He serves as Chairman of the Board, President and Chief Executive Officer (CEO). Ninety percent of our directors meet the independence requirements of the NYSE listing standards. Mr. Barron, as a member of management, is not deemed to be an independent director.
Our Board conducts its business through regular and special meetings of the Board and its committees. The Board has standing Audit, Compensation and Nominating/Governance & Conflicts Committees, each of which is composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each committee has a written charter, which is available on our website at www.nustarenergy.com (Investors > Corporate Governance).
We have an active and engaged Board. Each incumbent member of our Board attended at least 92% of the meetings of the Board and his or her committees during 2022, with our incumbent directors attending an average of 99.2% of such meetings during 2022. All of our Board members serving at the time attended our 2022 Annual Meeting, and all of our current Board members are invited to attend our 2023 Annual Meeting.
Our Corporate Governance Guidelines require the Board to elect from its non-management members, a "presiding director" for meetings of the non-management directors. The Board has appointed Dan J. Hill as its independent, presiding director to: (i) lead executive sessions of the non-management directors; (ii) ensure independent oversight of the Board; (iii) provide input on Board and committee agendas; and (iv) serve as a point of contact for unitholders wishing to communicate with the Board. In addition, Mr. Hill may request Board consideration of matters relating to risk as well as provide input on the design of the Board itself. Per our Corporate Governance Guidelines, each Board member (not just the presiding director or the Chairman) is free to suggest the inclusion of items on Board and committee agendas and is free to raise for discussion at any Board or committee meeting subjects that are not on the formal agenda for that meeting.
Given the strong independent leadership of Mr. Hill as presiding director and the fully independent committees of the Board, the Board believes that it is appropriate for Mr. Barron to serve in the combined roles of Chairman and Chief Executive Officer. The Board values Mr. Barron's extensive knowledge and experience regarding our operations and industry as well as his leadership and regular practice of engaging with, and seeking input from, the independent directors on the Board. Mr. Barron's knowledge and experience are described in his biographical information in this proxy statement under the caption, "Proposal No. 1 Election of Directors—Other Directors."

Our Corporate Governance Guidelines do not require an independent Chairman. As provided in our Corporate Governance Guidelines, the Board believes that the issue of combining or separating the roles of Chairman and Chief Executive Officer is best addressed as part of the Company's overall succession planning process, and that it is in the best interests of the Company for the Board to make any determination regarding separation of such offices upon any election of a new Chief Executive Officer or Chairman of the Board.
For so long as Mr. Barron remains our Chairman of the Board, we do not feel that it would be appropriate to speculate on circumstances under which our Board might determine that it is appropriate to separate the Chairman and CEO positions. However, were such a change to occur, we would publicly disclose such a change in a timely manner through a press release and/or Current Report on Form 8-K, as appropriate. Absent unforeseen circumstances, we generally would not expect to seek prior input from our unitholders regarding Mr. Barron's potential successor to the role of Chairman because our Corporate Governance Guidelines provide that such determination would be made by our Board. Our Unitholders would have the ability to express their opinions on the issue, however, during our periodic engagements with them and when they vote on the election of our directors.
As disclosed in this proxy statement under the caption, "Risk Oversight," management has the day-to-day responsibility of assessing and managing our risk exposure, and the Board and its committees oversee those efforts. All members of our Board, including our presiding director, are empowered and encouraged to recommend agenda items for Board meetings, bring matters for discussion before the entire Board or during separate executive sessions of the non-management directors, including matters related to risk oversight or the structure and design of the Board itself.
Board Composition
The table below lists (i) the current members of our Board and each standing committee, (ii) the director selected to serve as the independent, presiding director, (iii) the independence and audit committee financial expertise determinations made by our Board with respect to each director and (iv) the number of Board and committee meetings held during 2022. For further information regarding the qualifications, skills and attributes of our Board members, see "Proposal No.1 Election of Directors."

Name	Independent (I) and Audit Committee Financial Expert (FE)	Board of Directors	Audit Committee	Compensation Committee	Nominating/Governance & Conflicts Committee
Bradley C. Barron		Chairman
J. Dan Bates	I, FE	✓	Chair	✓
Jelynne LeBlanc Burley	I	✓			✓
William B. Burnett	I	✓	✓
Ed A. Grier	I	✓			✓
Dan J. Hill	I	Presiding	✓	Chair
Robert J. Munch	I	✓	✓
W. Grady Rosier	I	✓		✓	Chair
Martin Salinas, Jr.	I	✓	✓
Suzanne Allford Wade	I	✓		✓

Number of Meetings in 2022		5	8	5	2
Refreshment and Diversity
On October 26, 2022, William E. Greehey retired from the Board. On February 15, 2023, our Board appointed Suzanne Allford Wade as a new member of the Board. In 2021, our Board appointed Ed A. Grier and Martin Salinas, Jr. as new members of our Board. The skills and experience of the Board's newest members further enhance our Board's diversity and expertise.
We do not have term limits for directors as we believe that continuity of service can provide stability and valuable insight. We believe that varying director tenure helps transition knowledge from longer-serving directors to those newer to the Board.

As of the 2023 Annual Meeting, the average age of our incumbent directors is 68, and the average tenure on our Board is 7.5 years. Five of our directors have been on the Board for less than five years.
The following table discloses the gender diversity and racial/ethnic diversity of our Board members.

Name	Gender Diversity	Racial/Ethnic Diversity
Jelynne LeBlanc Burley	✓	✓
Ed A. Grier		✓
Martin Salinas, Jr.		✓
Suzanne Allford Wade	✓

total	2	3
Board Skills
Our directors represent a range of backgrounds and experiences. We believe that the mix of qualifications, skills and attributes of our Board members enhances our Board's effectiveness and is aligned with our long-term strategy. We strive to maintain an appropriate balance of skills, experience, diversity and tenure. As described in our directors' biographical information below, their skills and experiences further enhance our Board's expertise and diversity. Among other attributes, as a group, our Board possesses a wide range of skills and experience, including with respect to:

✓	Energy, commodities & other regulated industries	✓	Government
✓	Transportation & logistics	✓	Healthcare
✓	Accounting & internal controls	✓	Mental health & wellness
✓	Finance & banking	✓	Technology
✓	Human capital	✓	Advertising & marketing
✓	Executive leadership	✓	Academic research

Director Independence
Independent Directors
Our Board includes one member of management, Bradley C. Barron, and nine non-management directors. Because NuStar Energy is a limited partnership, we are not required to have a majority of independent directors. However, the Board has determined that nine of its ten non-management directors meet the independence requirements of the NYSE listing standards.
The Board's Audit, Compensation and Nominating/Governance & Conflicts Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in the regulations of the Securities and Exchange Commission (SEC). For further information about the committees, see "Committees of the Board" below.

Independence Determinations
No director qualifies as independent under the NYSE's listing standards unless the Board affirmatively determines that the director has no material relationship with NuStar Energy. As provided for under the NYSE's listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations with respect to each director. A relationship falls within the guidelines adopted by the Board if it:
•is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;
•consists of charitable contributions by NuStar Energy to an organization for which a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization's gross revenue in any of the last three years;
•consists of charitable contributions by NuStar Energy to any organization with which a director, or any member of a director's immediate family, is affiliated as an officer, director or trustee pursuant to a matching gift program of NuStar Energy and made on terms applicable to employees and directors generally, or is in amounts that do not exceed $1 million per year; and
•is not required to be disclosed in this proxy statement.

We request information every year from our directors concerning their background, employment and affiliations (including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships). Each year, the Board considers the information provided, including information regarding any potential relationships with NuStar Energy. This year the Board determined that, other than being a member of our Board or a unitholder of NuStar Energy, each of the independent directors named above has either no relationship with NuStar Energy, either directly or as a partner, equityholder or officer of an organization that has a relationship with NuStar Energy, or has only immaterial relationships with NuStar Energy, such as serving as a director or trustee of a charitable organization that receives donations from NuStar Energy and its employees. Therefore, the Board determined that the independent directors named above are independent under the NYSE's listing standards.
Our Corporate Governance Guidelines contain director qualification standards, including the guidelines listed above, and are available on our website at www.nustarenergy.com (Investors > Corporate Governance) and are available in print upon request to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.

Committees of the Board
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of our registered public accounting firm (our independent auditors) and our internal audit function, the adequacy of our internal controls over financial reporting and the reliability of financial information reported to the public. The Audit Committee has sole authority as to the retention, evaluation, compensation and oversight of the work of our independent auditors, who report directly to the Audit Committee. The Audit Committee reviews our internal audit plan and all significant internal audit reports. The Audit Committee also monitors financial risk exposures, risk assessment and risk management policies, as well as our compliance with legal and regulatory requirements.
Compensation Committee
As a limited partnership, we are not required by the NYSE listing standards to have a compensation committee. However, our Board has established a Compensation Committee to review and report to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. As described in "Compensation Discussion and Analysis" below, the Compensation Committee approves the compensation for our executive officers and approves and administers NuStar Energy’s equity compensation plans, incentive bonus plan and all performance measures established for awards under those plans. The Compensation Committee also conducts periodic reviews of director compensation and makes recommendations to the Board regarding director compensation.

Nominating/Governance & Conflicts Committee
As a limited partnership, we are not required by the NYSE listing standards to have a nominating committee. However, our Board created a Nominating/Governance & Conflicts Committee to identify candidates for membership on the Board, recommend director nominees and oversee our Corporate Governance Guidelines and Board assessment process. Pursuant to our partnership agreement and our policy governing related party transactions, the Nominating/Governance & Conflicts Committee also reviews certain potential conflicts of interest. See "Certain Relationships and Related Party Transactions" below.
Compensation Committee Interlocks and Insider Participation
Mr. Hill, Mr. Bates, Mr. Rosier and Ms. Wade are the members of our Compensation Committee. There are no Compensation Committee interlocks. None of our Compensation Committee members has served as one of our officers or employees. Except for the director compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members is aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from NuStar Energy.
Risk Oversight
Management has the day-to-day responsibility of assessing and managing our risk exposure, and the Board and its committees oversee those efforts. The oversight of risk is shared by the full Board and its committees. The Board and its committees interface regularly with management and receive periodic reports that include updates on topics such as:

✓	Capital markets	✓	Financial performance & reporting
✓	Climate and energy transition	✓	Health, safety & environmental (HSE)
✓	Community investment	✓	Human capital & employee wellness
✓	Cybersecurity	✓	Internal controls
✓	Diversity & inclusion	✓	Operational results
✓	ESG & sustainability	✓	Regulatory and legal matters
The full Board regularly discusses and addresses our key strategic risks at its meetings over the course of each year — whether as separate agenda items or as risks that relate to a particular project or other topic being considered by the Board. At each regularly scheduled meeting, the Board reviews reports and presentations from management on risks relating to: (i) cybersecurity; (ii) health, safety and environmental; (iii) ESG and sustainability; (iv) operations; (v) regulatory and legal; (vi) financial position and markets and (vii) human capital.
At least once annually, the Board has a session devoted specifically to strategic planning, including identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as ESG, sustainability and energy transition. At the Board's most recent strategic planning session, key areas of focus and discussion included, among other things, risks related to: (i) the Russian invasion of Ukraine, (ii) inflation, (iii) rising interest rates, (iv) ESG, sustainability and energy transition; (v) investor sentiment; (vi) supply chain issues; (vii) demand for and price of crude oil, refined products and renewable fuels; and (viii) financial markets.
Outside regularly scheduled meetings, the Board also receives periodic reports from management on specific topics such as cybersecurity and HSE performance, with monthly updates provided by our President and Chief Executive Officer regarding a variety of matters, including operational, HSE, financial, legal, governance and cybersecurity issues.
Our full Board retains direct oversight over key topics that are broadly applicable across NuStar Energy's business, such as HSE performance; operational performance; cybersecurity; strategic planning; ESG performance; sustainability; climate risk and energy transition. Due to the central role of these matters at our company, our Board believes that such matters and risks should be addressed by the entire Board.

The Board has delegated certain additional oversight responsibilities to its independent committees. Each committee reports to the Board on a regular basis, including with respect to each committee's risk oversight activities as illustrated below. The duties and responsibilities of the independent committees are further described above under the caption, "Committees of the Board."

Audit Committee		Compensation Committee		Nominating/Governance & Conflicts Committee
✓	Integrity of financial statements	✓	Compensation program risks	✓	Corporate governance matters
✓	Accounting & audit oversight	✓	Alignment of compensation with	✓	Director independence
✓	Independent auditor oversight		long-term strategy	✓	Board & committee effectiveness
✓	Internal audit oversight	✓	Financial, operational, ESG &	✓	Director nominations
✓	Annual & quarterly disclosures		HSE performance metrics	✓	Annual Board assessment process
✓	Legal & regulatory compliance	✓	Compensation disclosures	✓	Conflicts of interest
✓	Overall risk assessment &	✓	Executive succession planning
management process
We believe that our Board's role in risk oversight is consistent with our leadership structure — with our Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure — and the Board and its committees providing oversight in connection with those efforts.
We also have a chief compliance officer. As disclosed in our Code of Business Conduct and Ethics, Amy L. Perry, Executive Vice President–Strategic Development and General Counsel, serves as our Governance, Ethics and Compliance Officer. As a member of our management's Executive Committee, Ms. Perry reports directly to our President and Chief Executive Officer and attends all meetings of our Board of Directors.
We also have several management-level committees that assess and manage various areas of risk. They are our: (i) Sustainability Committee; (ii) Governance, Ethics & Compliance Committee; (iii) Cyber Risk Governance Committee; and (iv) Financial Reporting & Disclosure Committee. Members of the committees include executive officers, mid-level officers and subject-matter experts from our employee base.
Our risk oversight and leadership structure is illustrated below.

We believe that risks should be assessed over multiple time horizons (short, intermediate and long-term) and on a continuous basis throughout the year. We regularly (often quarterly) consult with external and internal subject-matter experts and advisors regarding anticipated future threats, trends and risks that may be applicable to our company, our industry and our operations.

Our disclosure controls and procedures are part of, and therefore are uniformly aligned with, our risk oversight process. In compliance with Rule 13a-15(b) of the Securities Exchange Act of 1934 and Item 307 of Regulation S-K, each quarter our management evaluates, with the participation of our principal executive officer and principal financial officer, the effectiveness of our disclosure controls and procedures as of the end of the period and discloses in our periodic reports management's conclusions regarding the effectiveness of our disclosure controls and procedures. Prior to such public disclosure, those evaluations and conclusions are discussed with the Audit Committee in connection with its review of our annual and quarterly reports, including our financial and risk disclosures contained in those reports, thus enabling the Board and its committees to provide effective risk oversight.
Governance Documents and Codes of Ethics
We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and controller. This code charges the senior financial officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with or submit to the SEC, compliance with applicable laws, rules and regulations, adherence to the code and reporting of violations of the code. We also have adopted a Code of Business Conduct and Ethics that applies to our directors and all of our employees, including our officers. We intend to disclose any future amendment to, or waiver from, either of these Codes by posting such information on our website.
Our Code of Business Conduct and Ethics emphasizes NuStar Energy's guiding principles, compliance with applicable laws, rules and regulations and the ethical conduct expected by NuStar Energy. The Code is available in multiple languages. The Code also describes our anonymous reporting hotline, which is administered by a third party, as well as internal resources that are available to address any concerns and questions regarding the Code of Business Conduct and Ethics and NuStar Energy's policies. Our Code of Business Conduct and Ethics covers topics such as business and financial records, nonpublic information, insider trading, privacy, cybersecurity, conflicts of interest, health and safety, discrimination, harassment, retaliation, acting with integrity and raising concerns. Employees also receive training regarding topics contained in our Code of Business Conduct and Ethics and are required to attest annually to their compliance with our Code of Business Conduct and Ethics and various other NuStar Energy policies.
We post the following documents on our website at www.nustarenergy.com (at Investors > Corporate Governance):
•Audit Committee Charter
•Code of Business Conduct and Ethics
•Code of Ethics for Senior Financial Officers
•Compensation Committee Charter
•Corporate Governance Guidelines
•Nominating/Governance & Conflicts Committee Charter

A printed copy of these documents is available to any unitholder upon request. Requests for documents must be in writing and directed to our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement.
Evaluation and Selection of Director Candidates
Evaluation of Director Candidates
Our Board strives to maintain an appropriate balance of skills, experience, diversity and tenure among its members. The Nominating/Governance & Conflicts Committee is responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. The committee assesses (i) qualifications under applicable independence standards, (ii) other standards applicable to the Board and its committees and (iii) skills and experience in the context of the needs of the Board. Each candidate must meet certain minimum qualifications, including:
•independence of thought and judgment;
•the ability to dedicate sufficient time, energy and attention to the performance of his or her duties, taking into consideration the nominee's service on other public company boards; and
•skills and expertise complementary to the existing Board members' skills — in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, information technology or other relevant expertise.

The Nominating/Governance & Conflicts Committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate's ability to contribute to the collaborative culture among Board members. In accordance with our Corporate Governance Guidelines, individuals are considered for membership on the Board based on their character, judgment, integrity, gender diversity, racial/ethnic diversity, age, skills, financial literacy, independence and experience in the context of the overall needs of the Board. Nominees are also selected based on their knowledge about our industry and their respective experience leading or advising large companies. We require our directors to have the ability to exercise good judgment, think critically and work collegially.
The Nominating/Governance & Conflicts Committee strives to find the best possible candidates to represent the interests of NuStar Energy and its unitholders. As part of its self-assessment process, the Nominating/Governance & Conflicts Committee annually evaluates the mix of independent and non-independent directors, the selection and functions of the presiding director and whether the Board has the appropriate range of talents, expertise and backgrounds. Based on its evaluation, the Nominating/Governance & Conflicts Committee determines whether to interview a candidate and, if warranted, will recommend that one or more of its members, other members of the Board or senior management, as appropriate, interview the candidate in person or by phone. After completing this evaluation and interview process, the Nominating/Governance & Conflicts Committee ultimately determines its list of nominees and submits it to the full Board for consideration and approval. As described above under "Board Leadership and Governance—Board Composition and Refreshment," on February 15, 2023, the Nominating/Governance & Conflicts Committee recommended, and the full Board appointed, Suzanne Allford Wade as a new member of the Board.
Selection of Director Nominees
The Nominating/Governance & Conflicts Committee solicits recommendations for potential Board candidates from a number of sources, as it deems appropriate, including members of the Board, our officers, individuals personally known to our directors and third-party research. In addition, the Nominating/Governance & Conflicts Committee will consider candidates recommended by unitholders. The level of consideration that the Nominating/Governance & Conflicts Committee will give to a unitholder's recommended candidate will be commensurate with the quality and quantity of information about the candidate that the recommending unitholder makes available to the Nominating/Governance & Conflicts Committee. The Nominating/Governance & Conflicts Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.
Any recommendations by a unitholder must be submitted in writing and include the candidate’s name, qualifications for Board membership and sufficient biographical and other relevant information such that an informed judgment as to the recommended candidate's qualifications can be made. Submissions must be directed to our Corporate Secretary at the address indicated on the cover page of this proxy statement or at corporatesecretary@nustarenergy.com. In order to nominate a person for election as a director at an annual unitholder meeting, our partnership agreement requires unitholders to follow specific procedures — including providing timely notice — as described in this proxy statement under the caption, "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations for the 2024 Annual Meeting," and providing the information specified in our partnership agreement.
Communications with the Board of Directors
Unitholders and other interested parties may communicate with the Board, the non-management directors or the independent, presiding director by sending a written communication addressed to "Board of Directors," "Non-Management Directors" or "Presiding Director" in care of our Corporate Secretary at corporatesecretary@nustarenergy.com or the address indicated on the cover page of this proxy statement. In general, any unitholder communication will be distributed in accordance with the unitholder's instructions; however, we reserve the right not to distribute any items that are unrelated to the duties and responsibilities of the Board or materials that are abusive, threatening or otherwise inappropriate. Additional requirements for certain types of communications are stated below under the caption "Additional Information—Advance Notice Required for Unitholder Proposals and Nominations for the 2024 Annual Meeting."

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Our partnership agreement divides our Board members into three groups for purposes of election. Four "Group II" directors will be elected at our 2023 Annual Meeting. Upon election, the Group II directors will serve a three-year term that will expire at our 2026 Annual Meeting.

✓	Our Board recommends that you vote "FOR" the nominees.
Our partnership agreement provides that the nominees for director will be elected by a plurality of the votes cast by our Unitholders. Votes "withheld" from a nominee will not count against the election of that nominee.
If any nominee is unavailable as a candidate at the time of our 2023 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.
There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.
Nominees for Election
Ms. Burley, Mr. Munch, Mr. Salinas and Ms. Wade are the nominees for election as Group II directors at our 2023 Annual Meeting.

Jelynne LeBlanc Burley
Biographical Information:

Ms. Burley has served as President and Chief Executive Officer of The Center for Health Care Services since 2017. From August 2013 through February 2016, Ms. Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President–Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and as Senior Vice President–Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy (the Merger), Ms. Burley served as a director of NuStar GP Holdings, LLC from April 2013 until July 2018.

Age: 62	Qualifications:
Group II Director: Term expires 2026 (if elected)
Ms. Burley's pertinent experience, qualifications, attributes and skills include her leadership experience and knowledge gained through her years as an executive at The Center for Health Care Services and CPS Energy, her years of service with the City of San Antonio, and the knowledge and experience attained through her service as a director and audit committee member of several large non-profit organizations and as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.

Director Since: 2018
Committees: Nom/Gov & Conflicts

Robert J. Munch
Biographical Information:

Mr. Munch served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013, and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank, Ltd., he also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Age: 71	Qualifications:
Group II Director: Term expires 2026 (if elected)
Mr. Munch's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise and the strength of his managerial and investment banking experience attained through his years of service in key roles with multiple financial institutions, as well as the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2016
Committees: Audit
.

Martin Salinas, Jr.
Biographical Information:
Mr. Salinas served as Chief Executive Officer of Phase 4 Energy Partners from October 2015 to December 2017 and as Chief Financial Officer of Energy Transfer Partners, L.P. from June 2008 through April 2015. He joined Energy Transfer Partners, L.P. in 2004 and served as Controller and Vice President of Finance until being appointed as Chief Financial Officer in 2008. In addition to serving as Chief Financial Officer for Energy Transfer Partners, L.P., Mr. Salinas also served as Chief Financial Officer of Sunoco Logistics, L.P. and a member of the Board of Directors from October 2012 to April 2015, and as a member of the Board of Directors for Sunoco Partners, L.P. from March 2014 until April 2015. Prior to joining Energy Transfer Partners, L.P., Mr. Salinas worked at KPMG LLP serving audit clients primarily in the oil and gas industry. Mr. Salinas has served as a director of Green Plains Inc. since August 2021. Previously, he served as a director of Green Plains Partners LP (from 2018 to 2021) and Noble Midstream Partners LP (from 2016 until 2021).

Age: 51	Qualifications:
Group II Director: Term expires 2026 (if elected)	Mr. Salinas's pertinent experience, qualifications, attributes and skills include his extensive industry experience and financial literacy and expertise, and the knowledge and experience he has attained through his service as a director of multiple entities, including Sunoco Logistics, L.P.; Sunoco Partners, L.P.; Green Plains Inc.; Green Plains Partners LP; Noble Midstream Partners LP and NuStar GP, LLC.
Director Since: 2021
Committees: Audit

Suzanne Allford Wade
Biographical Information:
Ms. Wade is a retired executive with extensive experience in marketing, retail operations, human capital and branding. She retired from H-E-B, Inc. in 2020 where she had served as President of the San Antonio Food/Drug Division, which encompassed over 200 stores and more than 50,000 employees. During her 22-year career with H-E-B, Ms. Wade also served as Senior Vice President-Human Resources and Group Vice President for sales, advertising and the H-E-B Own Brand. She also served on the board of directors of H-E-B Grocery Co. LP. Prior to service with H-E-B, Ms. Wade’s career included 11 years at Wal-Mart Stores, Inc., where she served as a Senior Vice President overseeing human resources, membership marketing and administration. Ms. Wade also serves on the board of directors of NatureSweet Ltd.

Age: 68	Qualifications:
Group II Director: Term expires 2026 (if elected)	Ms. Wade's pertinent experience, qualifications, attributes and skills include her extensive business acumen and experience in senior leadership at two of the country’s largest retailers, and the knowledge and experience she has attained through earning an MBA from the University of Oklahoma and completion of the Advanced Management Program at the Harvard Business School as well as her service as a director of several large non-profit organizations, including the San Antonio Area Foundation.
Director Since: 2023
Committees: Compensation

Other Directors

Bradley C. Barron
Biographical Information:

Mr. Barron serves as our Chairman of the Board, President and Chief Executive Officer. Mr. Barron was elected Chairman of the Board in October 2022. He has served as President and Chief Executive Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Barron also served as President, Chief Executive Officer and a director of NuStar GP Holdings, LLC since January 2014. He served as Executive Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC from 2012 until his promotion in 2014. From 2007 to 2012, he served as Senior Vice President and General Counsel of NuStar GP, LLC and NuStar GP Holdings, LLC. Mr. Barron also served as Secretary of NuStar GP, LLC and NuStar GP Holdings, LLC from 2007 to 2009. He served as Vice President, General Counsel and Secretary of NuStar GP, LLC from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NuStar GP Holdings, LLC from 2006 to 2007. He has been with NuStar GP, LLC since 2003 and, prior to that, was with Valero Energy Corporation (Valero Energy) from 2001 to 2003.

Age: 57	Qualifications:
Group III Director: Term expires 2024
Mr. Barron's pertinent experience, qualifications, attributes and skills include his many years of experience in the logistics and refining industries and the extensive knowledge and experience he has attained through his service as an executive officer and director of NuStar GP, LLC and NuStar GP Holdings LLC and his service on the boards of several non-profit organizations, including the Federal Reserve Bank of Dallas's San Antonio Branch, the United Way of San Antonio & Bexar County and the Greater San Antonio Chamber of Commerce.

Director Since: 2014
Committees: None (Chairman of the Board)

J. Dan Bates
Biographical Information:
Mr. Bates served as President and Chief Executive Officer of the Southwest Research Institute, a San Antonio, Texas-based independent, non-profit research and development organization, from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. He also currently serves as a director of Signature Science L.L.C. Mr. Bates previously served as a director of Broadway Bank and Broadway Bankshares, Inc. (from 2011 to 2020). Mr. Bates is a CPA and he served as Chairman or Vice Chairman of the board of directors of the Federal Reserve Bank of Dallas's San Antonio Branch from 2005 to 2009.

Age: 78	Qualifications:
Group I Director: Term expires 2025	Mr. Bates's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, managerial experience and background in science and technology through his years leading the Southwest Research Institute, and the knowledge and experience he has attained through his service as a director of multiple entities, including financial institutions, the San Antonio Branch of the Federal Reserve Bank of Dallas and NuStar GP, LLC.
Director Since: 2006
Committees: Audit (Chair); Compensation

William B. Burnett
Biographical Information:
Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a CPA. In 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service. Prior to the Merger, Mr. Burnett served as a director of NuStar GP Holdings, LLC from 2006 to 2018.

Age: 73	Qualifications:
Group III Director: Term expires 2024	Mr. Burnett's pertinent experience, qualifications, attributes and skills include his financial literacy and expertise, and his managerial experience through his years at Arthur Andersen LLP and Lucifer, and the knowledge and experience he has attained through his service as a director of NuStar GP Holdings, LLC and NuStar GP, LLC.
Director Since: 2018
Committees: Audit

Ed A. Grier
Biographical Information:
Mr. Grier has served as the Dean of the Leavey School of Business at Santa Clara University in California since July 2021. From 2010 to 2021, he served as the Dean of the Virginia Commonwealth University (VCU) School of Business. Prior to joining VCU, Mr. Grier spent approximately 29 years with the Walt Disney Company beginning in 1981, serving as the President of the Disneyland Resort from 2006 until 2010. Mr. Grier held various other senior financial and operational roles during his career with Disney. Mr. Grier has served as a director of Witt/Kiefer (an executive search firm) since 2016 and various Morgan Stanley mutual funds since 2022. Mr. Grier is a CPA and served as an audit supervisor with Ernst & Young LLP early in his career. Mr. Grier served as a director of NVR, Inc. from 2013 to 2020, and Sonida Senior Living, Inc. from 2016 to 2021.

Age: 68	Qualifications:
Group I Director: Term expires 2025
Mr. Grier's pertinent experience, qualifications, attributes and skills include his financial literacy and his innovation and experience managing large, diverse employee populations and major capital projects in leadership positions with the Walt Disney Company, as well as the knowledge and experience he has attained through his leadership of the Leavey and VCU Schools of Business and his service as a director of multiple entities, including Sonida Senior Living, Inc.; various Morgan Stanley mutual funds; NVR, Inc.; NuStar GP, LLC; and several non-profit organizations.

Director Since: 2021
Committees: Nom/Gov & Conflicts

Dan J. Hill
Biographical Information:
Mr. Hill has over 50 years of executive experience in the energy industry. From 2001 through 2004, Mr. Hill served as a consultant to El Paso Corporation. Prior to that, he served as President and Chief Executive Officer of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Age: 82	Qualifications:
Group I Director: Term expires 2025	Mr. Hill's pertinent experience, qualifications, attributes and skills include his breadth of managerial and operational experience in multiple sectors of the oil and gas industry, and the knowledge and experience he has attained through his service as a director of NuStar GP, LLC.

Director Since: 2004
Committees: Audit; Compensation (Chair); Independent Presiding Director

W. Grady Rosier
Biographical Information:
Mr. Rosier served as the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., from 1995 to 2020, and previously served McLane Company, Inc. in various other senior management positions since 1984. Mr. Rosier also has served as a director of NVR, Inc. since 2008. He was formerly a director of Tandy Brands Accessories, Inc. from 2006 to 2011, serving as the lead director in 2009 and 2010.

Age: 74	Qualifications:
Group III Director: Term expires 2024	Mr. Rosier's pertinent experience, qualifications, attributes and skills include his leadership experience and knowledge attained through decades of service in senior roles for McLane Company, Inc., and his experience attained through his service on the boards of directors of NVR, Inc. and NuStar GP, LLC.
Director Since: 2013
Committees: Compensation; Nom/Gov & Conflicts (Chair)
For information regarding our directors' compensation, ownership of units and other arrangements, see "Director Compensation" and "Security Ownership—Security Ownership of Management and Directors."

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
We do not have officers. The officers of NuStar GP, LLC, the general partner of our general partner, perform all of our management functions. Our officers are appointed annually by the Board. There is no arrangement or understanding between any officer or any other person pursuant to which the officer was or is selected as an officer. In this proxy statement, we refer to the officers of NuStar GP, LLC as our officers.
The table below provides certain information about our executive officers as of March 1, 2023.

Name	Age	Positions Held
Bradley C. Barron	57	Chairman of the Board, President and Chief Executive Officer
Mary Rose Brown	66	Executive Vice President and Chief Administrative Officer
Daniel S. Oliver	56	Executive Vice President–Business Development and Engineering
Amy L. Perry	54	Executive Vice President–Strategic Development and General Counsel
Thomas R. Shoaf	64	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	53	Senior Vice President and Controller

Bradley C. Barron

Biographical Information:
Mr. Barron serves as Chairman of the Board of Directors as well as President and Chief Executive Officer. His biographical information is provided in this proxy statement under the caption, "Proposal No. 1 Election of Directors—Other Directors."

Mary Rose Brown
Biographical Information:

Ms. Brown has served as Executive Vice President and Chief Administrative Officer of NuStar GP, LLC since April 2013. Prior to the 2018 merger pursuant to which NuStar GP Holdings, LLC became a wholly owned subsidiary of NuStar Energy (the Merger), Ms. Brown also served as Executive Vice President and Chief Administrative Officer of NuStar GP Holdings, LLC since April 2013. She served as Executive Vice President–Administration of NuStar GP, LLC and NuStar GP Holdings, LLC from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President–Administration of NuStar GP, LLC from April 2008 through February 2012. She served as Senior Vice President–Corporate Communications of NuStar GP, LLC from April 2007 through April 2008. Prior to her service with NuStar GP, LLC, Ms. Brown served as Senior Vice President–Corporate Communications for Valero Energy from 1997 to 2007.

Daniel S. Oliver
Biographical Information:

Mr. Oliver has served as Executive Vice President–Business Development and Engineering of NuStar GP, LLC since January 2020. Prior thereto, he served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC since 2014. Prior to the Merger, Mr. Oliver also served as Senior Vice President–Marketing and Business Development of NuStar GP Holdings, LLC since 2014. Prior thereto, he served as Senior Vice President–Business and Corporate Development of NuStar GP, LLC and NuStar GP Holdings, LLC since 2011. He served as Senior Vice President–Marketing and Business Development of NuStar GP, LLC and NuStar GP Holdings, LLC from 2010 to 2011, and as Vice President–Marketing and Business Development of NuStar GP, LLC from 2008 to 2010 and of NuStar GP Holdings, LLC from 2009 to 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President–Product Supply & Distribution for Valero Energy from 1997 to 2007.

Amy L. Perry
Biographical Information:
Ms. Perry has served as Executive Vice President–Strategic Development and General Counsel of NuStar GP, LLC since July 2019. She also served as Corporate Secretary of NuStar GP, LLC from July 2019 until February 2020. From July 2018 to July 2019, she served as Executive Vice President–Mergers & Acquisitions, Strategic Direction and Investor Relations and Corporate Secretary of NuStar GP, LLC. She served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP, LLC from 2014 until her promotion in 2018. Prior to the Merger, Ms. Perry also served as Senior Vice President, General Counsel–Corporate & Commercial Law and Corporate Secretary of NuStar GP Holdings, LLC since 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP, LLC and as Corporate Secretary of NuStar GP Holdings, LLC from 2010 until her promotion in 2014. From 2005 to 2010, she served as Assistant General Counsel and Assistant Secretary of NuStar GP, LLC and, from 2006 to 2010, Assistant Secretary of NuStar GP Holdings, LLC. Prior to her service at NuStar GP, LLC, Ms. Perry served as Counsel for Valero Energy.

Thomas R. Shoaf
Biographical Information:

Mr. Shoaf has served as Executive Vice President and Chief Financial Officer of NuStar GP, LLC since January 2014. Prior to the Merger, Mr. Shoaf also served as Executive Vice President and Chief Financial Officer of NuStar GP Holdings, LLC since January 2014. He served as Senior Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC from 2012 until his promotion in 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP, LLC from 2005 to 2012 and Vice President and Controller of NuStar GP Holdings, LLC from 2006 until 2012. He served as Vice President–Structured Finance for a subsidiary of Valero Energy, from 2001 until joining NuStar GP, LLC.

Jorge A. del Alamo
Biographical Information:

Mr. del Alamo has served as Senior Vice President and Controller of NuStar GP, LLC since July 2014. Prior to the Merger, Mr. del Alamo also served as Senior Vice President and Controller of NuStar GP Holdings, LLC since July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP, LLC and NuStar GP Holdings, LLC since January 2014. He served as Vice President and Assistant Controller of NuStar GP, LLC from 2010 until his promotion in 2014. From 2008 to 2010, he served as Assistant Controller of NuStar GP, LLC. Prior to his service at NuStar GP, LLC, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee's review and discussion and such other matters it deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.
    Members of the Compensation Committee for 2022:

Dan J. Hill (Chairman)
J. Dan Bates
W. Grady Rosier

The Compensation Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy, summarizes our executive compensation programs and discusses compensation decisions for our named executive officers (NEOs). Our NEOs for 2022 are.
•Bradley C. Barron, Chairman of the Board, President and Chief Executive Officer;
•Thomas R. Shoaf, Executive Vice President and Chief Financial Officer;
•Mary Rose Brown, Executive Vice President and Chief Administrative Officer;
•Amy L. Perry, Executive Vice President–Strategic Development and General Counsel; and
•Daniel S. Oliver, Executive Vice President–Business Development and Engineering.
Executive Compensation Philosophy
Our executive compensation philosophy is based on the belief that a significant portion of executive compensation should be incentive-based and determined by the performance of both NuStar Energy and the executive. Our executive compensation programs are designed to accomplish the following long-term objectives:
•increase value to unitholders while practicing good corporate governance;
•support our business strategy by clearly communicating what is expected of executives with respect to goals and results;
•align incentive compensation with NuStar Energy's short- and long-term performance results;
•provide market-competitive compensation and benefits to recruit, retain and motivate the executive talent necessary to produce sustainable growth for our unitholders; and
•provide the Compensation Committee with the flexibility to respond to the changing environments in which NuStar Energy operates.
2022 Performance
We are proud of our 2022 performance. We are particularly proud of our record of responsible operations and the resilience and strength of our business. We continued to maintain safe operations and a safe work environment while managing our operations with fiscal discipline during a year of inflationary pressure and higher interest rates. In 2022, we achieved our highest fourth quarter net income in company history together with strong full-year results for 2022.
Importantly, we achieved these results while maintaining our strong focus on safety. Our 2022 total recordable incident rate (TRIR) was significantly better than the average most recently reported by U.S. Bureau of Labor Statistics (BLS) for the bulk terminals industry and the pipeline transportation industry. Our 2022 days away, restricted or transferred (DART) rate was also better than the average most recently reported by BLS for the bulk terminals industry and the pipeline transportation industry. We participate in the Occupational Safety and Health Administration’s (OSHA) Voluntary Protection Program (VPP), which promotes effective worksite health and safety. As of December 31, 2022, 91% of our eligible U.S. terminals have attained

VPP Star status. We have also received the International Liquids Terminals Association’s (ILTA) Safety Excellence Award 12 times.
Building upon our ESG initiatives, in 2022 we updated our Sustainability Report to include, among other topics, our Scope 1 and Scope 2 greenhouse gas emissions. Our Sustainability Report can be viewed at https://sustainability.nustarenergy.com.
Our Sustainability Report is not part of this proxy statement, is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. References to our website URLs are intended to be inactive textual references only.
We believe that our executive compensation programs have been effective in supporting our business strategy by focusing on improving our key financial metrics and financial discipline while maintaining safe, responsible operations and continuing to focus on ESG excellence.
Executive Compensation Programs
Overview
Compensation for our executive officers, including our NEOs, primarily consists of (i) base salary, (ii) an annual incentive bonus and (iii) long-term, equity-based incentives, which we refer to collectively as "Total Direct Compensation." We also offer (i) group medical and other insurance benefits to provide our employees (including our NEOs) affordable coverage at group rates, (ii) pension benefits that reward continued service and (iii) a thrift plan that provides a tax-advantaged savings opportunity. Our NEOs participate in the same group benefit programs available to all of our employees in the United States (other than as may be required by collective bargaining agreements), and the annual incentive bonus is awarded to our NEOs in accordance with the same bonus plan and performance measures that we use for our other employees. Our NEOs do not have employment or severance agreements other than the change of control severance agreements described in this proxy statement under "Potential Payments upon Termination or Change of Control."
Administration
Our executive compensation programs are administered by our Board's Compensation Committee. The Compensation Committee is composed of independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our Human Resources Department.
In the Compensation Committee's design of our compensation program, the committee considers market trends, the practices of identified competitors, and alignment of the compensation program with NuStar Energy's strategy. For our NEOs the Compensation Committee:
•establishes and approves target compensation levels;
•approves company performance measures and goals;
•determines the mix between cash and equity compensation, short- and long-term incentives and benefits;
•verifies the achievement of previously established performance goals; and
•approves the resulting cash and equity awards.

When making compensation decisions for our NEOs, the Compensation Committee takes into account a number of factors, including:
•the competitive market for talent;
•compensation paid at peer companies;
•industry-wide trends;
•company performance;
•the particular officer's role, responsibilities, experience and performance; and
•incentive and retention.
As described below under "Process and Timing of Compensation Decisions," the Compensation Committee also considers other equitable factors such as the role, contribution and performance of an individual relative to his or her peers at the company. The Compensation Committee does not assign specific weights to these factors, but rather makes a subjective judgment taking all of these factors into account.
Relative Size of Primary Elements of Compensation
In setting compensation, the Compensation Committee considers the aggregate amount of compensation payable and the form of the compensation. The Compensation Committee seeks to achieve an appropriate balance between salary, rewards earned for the achievement of company and individual objectives, and long-term incentives that align the interests of our NEOs with those of our unitholders. The size of each element is based on competitive market practices, as well as company and individual performance.
In keeping with our pay-for-performance philosophy, approximately 86% of the target 2022 Total Direct Compensation of our CEO and, on average, approximately 73% of the target 2022 Total Direct Compensation of our other NEOs is "at-risk" incentive compensation (short- and long-term incentives). The level of at-risk incentive compensation typically increases in relation to an NEO's responsibilities, with the level of incentive compensation for more senior executive officers being a greater percentage of Total Direct Compensation than for less-senior executives. The Compensation Committee believes that tying a significant portion of an NEO's incentive compensation to NuStar Energy's performance more closely aligns our executives' interests with those of our unitholders.
Because we place such a large percentage of our Total Direct Compensation at risk in the form of variable pay (i.e., short- and long-term incentives), the Compensation Committee does not adjust the amount of current compensation based upon realized gains or losses from prior year incentive awards.
Consideration of Prior Say-on-Pay Vote
In April 2022, we held a unitholder advisory vote (say on pay) on the compensation of our NEOs. Approximately 91% of the votes cast approved the compensation of our NEOs as disclosed in our 2022 proxy statement. Accordingly, we have not changed the general structure of our executive compensation program and policies. However, our Compensation Committee annually reviews the design of our programs to ensure continued alignment with unitholder interests and evolving market practices and governance standards. As approved by our unitholders in April 2019, we currently hold our say-on-pay advisory vote once every three years. We expect that our next say-on-pay advisory vote will occur at our 2025 Annual Meeting.
Independent Compensation Consultant
The Compensation Committee has the authority to select, engage and retain an independent compensation consultant to provide independent guidance and advice. For 2022 compensation matters, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant for expertise, advice and guidance with respect to compensation for senior executives and non-employee directors. Meridian did not provide other services to NuStar Energy or its affiliates in 2022. Meridian has served as the Compensation Committee's independent consultant since 2021.

In its role as advisor to the Compensation Committee, Meridian was retained directly by the Compensation Committee. The Compensation Committee determined that there are no conflicts of interest between us, the Compensation Committee and Meridian because: Meridian does not provide other services to NuStar Energy; Meridian has policies in place to prevent a conflict of interest; and there is no business or personal relationship between the individual consultants supporting the Compensation Committee and any of NuStar Energy's officers or directors.
Selection of Compensation Comparative Data
To establish compensation for our NEOs, the Compensation Committee consults with the independent compensation consultant and management and considers compensation provided by peer companies. In connection with Meridian's engagement with the Compensation Committee in 2021, Meridian undertook a comprehensive review of our executive compensation program and pay levels compared to certain peer companies. Meridian collected data from two primary data sources: general compensation survey data and public company data. The survey data included a combination of midstream and general industry data for specific executive positions reported in published executive compensation surveys. For the public company data, Meridian collected data from publicly filed proxy statements and annual reports of a group of core direct competitors primarily in the midstream sector (the Core Group) and a broader group of oil and gas companies — including size-appropriate upstream and downstream comparators (the Expanded Group) — to provide a balanced perspective. We refer to the survey data, together with the public company data (primarily for the Core Group), as the "Compensation Comparative Data." The Compensation Comparative Data were also used for consideration of our 2022 compensation programs.
Core Group (name and ticker):
•Crestwood Equity Partners LP (CEQP)
•DCP Midstream, LP (DCP)
•Delek US Holdings, Inc. (DK)
•Enable Midstream Partners, LP (ENBL)
•Energy Transfer LP (ET)
•EnLink Midstream, LLC (ENLC)
•Enterprise Products Partners L.P. (EPD)
•Equitrans Midstream Corporation (ETRN)
•Genesis Energy, L.P. (GEL)
•Magellan Midstream Partners, L.P. (MMP)
•MPLX LP (MPLX)
•ONEOK, Inc. (OKE)
•Plains All American Pipeline, L.P. (PAA)
•Targa Resources Corp. (TRGP)
•USA Compression Partners, LP (USAC)
•Western Midstream Partners, LP (WES)

Expanded Group (name and ticker):
•Antero Resources Corporation (AR)
•Callon Petroleum Company (CPE)
•Centennial Resource Development, Inc. (CDEV)
•CVR Energy, Inc. (CVI)
•HollyFrontier Corporation (HFC)
•Matador Resources Company (MTDR)
•PBF Energy Inc. (PBF)
•PDC Energy, Inc. (PDCE)
•SM Energy Company (SM)

Process and Timing of Compensation Decisions
The Compensation Committee annually reviews and approves any revisions to each NEO's Total Direct Compensation, including base salary and the target levels of annual incentive and long-term incentive compensation. In the past several years, our Chairman of the Board made recommendations to the Compensation Committee for the CEO’s compensation, and the CEO made compensation recommendations for the other NEOs. Now that Mr. Barron is our Chairman of the Board, the recommendations for the CEO's compensation are made by the Chair of the Compensation Committee. In making these annual recommendations, the Chair of the Compensation Committee (in the case of our CEO's compensation) and our CEO (in the case of our other NEOs' compensation) (i) consult with our Human Resources Department and with the independent compensation consultant, (ii) consider the Compensation Comparative Data and (iii) evaluate the individual performance of the NEO and his or her contributions to NuStar Energy, as they deem appropriate.
The recommendations are then reviewed by the Compensation Committee, which may accept the recommendations or adjust the recommended compensation based on the Compensation Committee's assessment of the individual's performance and contributions to NuStar Energy. In addition to an assessment of individual performance, the committee's reviews may include (i) comparisons with competitive market data provided by the independent compensation consultant, (ii) evaluations of the Total Direct Compensation of the NEOs from an internal equity perspective and (iii) reviews of the compensation history of each NEO, as well as other matters considered relevant by the Compensation Committee. Based on these reviews and evaluations, the Compensation Committee establishes annual salary rates for each NEO and sets target levels of annual incentive and long-term incentive compensation. In 2022, the annual salary rates and target levels for our NEOs were established and approved by the Compensation Committee in July. The Compensation Committee may also review salaries or grant long-term incentive awards at other times during the year for new appointments, promotions or other changes in circumstances.
An assessment of an individual NEO's performance may include both objective and subjective criteria. The criteria used to measure an individual's performance may include quantitative criteria (e.g., execution of projects within budget, improving an operating unit's profitability, timely completion of an acquisition or divestiture or response to unanticipated events), as well as qualitative factors, such as the NEO's ability to lead, communicate and successfully adhere to NuStar Energy's core values (i.e., environmental and workplace safety, integrity, work commitment, effective communication and teamwork). There are no predetermined, specific weights given to any of the various individual performance elements.
The Compensation Committee also uses its evaluation of individual performance to supplement the compensation criteria established by the Compensation Committee and potentially adjust an NEO's recommended compensation. For example, although an individual's indicated bonus may be calculated to be $100,000 based on NuStar Energy's performance against established metrics, the Compensation Committee may use its discretion to reduce or increase the bonus amount based on evaluation of the individual's performance.

Elements of Executive Compensation
Primary Elements of Executive Compensation
Compensation for our NEOs primarily consists of the elements presented below, which we refer to as Total Direct Compensation. We focus the alignment of our executive compensation programs with our performance — as measured by certain core performance measures. We chose these performance measures to coordinate with our business strategy and to appropriately balance our short- and long-term goals. The chart below shows the alignment between our business strategy and the Total Direct Compensation of our NEOs.

Element	Type	Form	2022 Performance Measure (% Weight)(1)	Purpose/Alignment with Strategy and Objectives
Base Salary	fixed	Cash	n/a	• Foundation of compensation program • Provides a fixed level of competitive pay • Reflects individual's primary duties and responsibilities • Foundation for incentive opportunities and benefit levels

Annual Incentive Bonus	at-risk	Cash or Units	• Adjusted EBITDA (40%) • Adjusted DCF (35%) • HSE/ESG performance (15%) • Adjusted operating and general and administrative expense (10%)
• Focus on improving key financial metrics and exercising financial discipline while executing capital projects and maintaining safe, reliable operations
• Since 2021, we have expanded our bonus metrics to more broadly reflect our focus on ESG performance, in addition to our traditional HSE and financial performance measures

Long-Term Incentive Compensation	at-risk	• Restricted Units • Performance Awards (Cash or Units)	• Restricted Units: unit price appreciation • Performance Awards: total unitholder return (TUR) (50%) and Adjusted distribution coverage ratio (DCR) (50%)
• Time-vesting awards focus on retention and increased ownership levels
• Performance-vesting awards focus on attainment of an annual absolute performance measure (DCR) and a multi-year relative performance measure (TUR)
• Both awards directly tie financial reward opportunities with reward to unitholders as measured by long-term unit price performance and payment of distributions

(1)    Adjusted EBITDA, Adjusted DCF, Adjusted operating and general and administrative expense and Adjusted DCR are non-GAAP financial measures. See "Bonus Awards" and "Long-Term Incentive Awards—Performance Awards" below for a description of these non-GAAP financial measures.
Base Salaries
Base salary forms the foundation of an officer's Total Direct Compensation. The competitiveness of the base salary for each NEO position is determined by an evaluation of the Compensation Comparative Data. Base salaries may be adjusted to reach a reasonably competitive level or to reflect promotions, additional responsibilities, individual performance, the performance of NuStar Energy or other internal pay equity considerations.
The Compensation Committee recently considered, among other factors, the average base salary increase anticipated by nationwide compensation surveys, increases required by NuStar Energy's union contracts, anticipated increases by other local companies, as well as the performance of the NEOs. After consideration of (i) the foregoing factors, and (ii) the recommenda-tions of the Chairman (in the case of the CEO's base salary) and the CEO (in the case of the base salaries for each other NEO), the Compensation Committee increased the base salaries of each of our NEOs effective July 1, 2022 to remain competitive.

The increases to base salary made in July 2022 for our NEOs are consistent with the percentage increase in base salaries generally applicable to NuStar Energy's broader U.S. employee population for 2022. The increases to base salary for our NEOs in 2022 were as follows:

Name	Base Salary at December 31, 2021 ($)	July 1, 2022 Increase ($)	Base Salary at December 31, 2022 ($)
Barron	825,000	30,000	855,000
Shoaf	473,368	16,232	489,600
Brown	448,000	15,700	463,700
Perry	408,100	14,300	422,400
Oliver	402,900	14,200	417,100
Bonus Awards
Our NEOs participate in the same annual incentive program in which all of our employees participate (the Annual Bonus Plan). Our annual incentive bonuses historically have been based on the following factors:
•the individual's position, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus. Generally, the target amount for the NEOs is set by the Compensation Committee following the analysis of market practices reflected in the Compensation Comparative Data with reference to the median bonus target available to comparable executives;
•NuStar Energy's attainment of specific performance goals, which are established annually by the Compensation Committee; and
•a discretionary evaluation by the Compensation Committee of both NuStar Energy's performance and the individual performance of each NEO.
In its discretion, the Compensation Committee may also award special bonuses from time to time, paid in cash or in units. The Compensation Committee did not award any special bonuses to our NEOs in 2022.
Determination of Annual Incentive Target Opportunities
Following the compensation consultant's analysis of our executive compensation program and pay levels in 2021, the Compensation Committee set the annual incentive bonus targets for our NEOs to the targets stated below. The bonus targets for our NEOs were not changed in 2022. The following table shows each NEO's annual incentive bonus target as of the fiscal year ended December 31, 2022 (expressed as a percent of base salary paid).

Name	Annual Incentive Bonus Target (% of base salary paid)
Barron	115
Shoaf	85
Brown	80
Perry	80
Oliver	80
Each NEO has an annual incentive opportunity based on his or her annual incentive target (as a percentage of his or her salary). The target amount of bonus is awarded for NuStar Energy's achievement of a 100% score on its performance metrics under the Annual Bonus Plan. For example, in a year with a 100% score on NuStar Energy's performance metrics, an NEO with a base salary of $200,000 and a target annual incentive opportunity equal to 80% of base salary would be eligible to receive a bonus of $160,000 ($200,000 x 80% = $160,000 x 100% = $160,000).
After the end of the fiscal year, once the performance metrics have been measured, the Compensation Committee may exercise its discretion in further evaluating NuStar Energy's performance. In exercising its discretion, the Compensation Committee may consider such relevant performance factors as growth, attainment of strategic objectives, acquisitions and divestitures, safety and environmental compliance, as well as other factors that it may deem relevant. This discretionary judgment may result in an increase or decrease to the aggregate earned award applicable to all employees that is based upon the attainment of NuStar Energy's annual performance goals.

The CEO develops annual incentive bonus recommendations for the other NEOs based upon the methodology described above. In addition, both the CEO and the Compensation Committee may make adjustments to the recommended bonus amounts for those other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. The CEO and the Compensation Committee also review and discuss each NEO's bonus, considering such factors as teamwork, leadership, individual accomplishments and initiative, and may adjust the bonus awarded to reflect these factors.
The bonus target for the CEO is decided solely by the Compensation Committee. The Chairman of the Compensation Committee recommends the annual incentive bonus amount for the CEO based on NuStar Energy's performance and assessment of the CEO's performance, and the Compensation Committee may make discretionary adjustments to the calculated level of bonus for the CEO based upon its independent evaluation of the CEO's performance and contributions.
Company Performance Objectives
The Compensation Committee approved the performance measures and weightings set forth below for purposes of the 2022 annual incentive bonus for all employees, including our NEOs. The Compensation Committee determined that these performance measures would continue to focus all employees, including our NEOs, on improving NuStar Energy's key financial metrics while maintaining an emphasis on overall HSE and ESG performance.

Performance Measure	Weighting (%)
Adjusted EBITDA compared to budget	40
Adjusted DCF compared to budget	35
HSE/ESG performance	15
Adjusted operating and general and administrative expense compared to budget	10
Total	100
For the 2022 annual incentive bonus, the Compensation Committee approved the performance targets set forth below. For the three financial performance measures, performance is compared to NuStar Energy's 2022 budget, adjusted as described below for each metric. The level of performance achieved against the HSE/ESG performance measure is determined after the end of 2022 following the Compensation Committee's review of NuStar Energy's HSE and ESG performance.

Adjusted EBITDA Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
105	150
107	200

Adjusted DCF Compared to Budget (%)	Percentage Earned (%)
90	50
100	100
105	150
107	200

Adjusted Operating and General and Administrative Expense Compared to Budget (%)	Percentage Earned (%)
93	200
95	150
100	100
110	50

Adjusted EBITDA, Adjusted DCF and Adjusted operating and general and administrative expense are non-GAAP financial measures of performance derived from our financial statements.
To determine 2022 Adjusted EBITDA, we first calculated earnings before interest, taxes and depreciation and amortization (EBITDA) by adjusting our net income for interest expense, income tax expense and depreciation and amortization expense. We then made adjustments to EBITDA primarily for the effect of (1) certain compensation expenses, (2) disposed operations, (3) certain other non-cash items, including non-cash gains or losses or impairment charges, and (4) gains associated with insurance proceeds, to arrive at Adjusted EBITDA.
Adjusted distributable cash flow (DCF) for 2022 was determined by adjusting our net income for non-cash items, including depreciation and amortization expense, unrealized gains and losses arising from certain derivative contracts, impairment charges and losses related to dispositions. We then made additional adjustments, primarily consisting of (1) subtracting the amount of reliability capital expenditures, (2) adding certain compensation expenses, (3) adding or subtracting, as applicable, certain cash receipts and disbursements not included in net income, (4) subtracting the distributions and other costs related to our preferred units, (5) adjusting for the effect of disposed operations, (6) adjusting for the premium paid on the repurchase of preferred equity, and (7) adjusting for insurance proceeds, to arrive at Adjusted DCF.
Adjusted operating and general and administrative expense for 2022 was calculated by making adjustments to operating and general and administrative expense related to (1) certain compensation expenses, (2) certain other non-cash items, including non-cash impairment charges, (3) certain expenses for which we receive full reimbursement, and (4) the effect of disposed operations.
Determination of 2022 Annual Incentive Bonus Awards
For the 2022 annual incentive bonus determination, on January 26, 2023, the Compensation Committee determined that NuStar Energy attained the performance levels set forth in the table below.

Performance Measure	Budget ($ in thousands)	Achieved ($ in thousands)	Actual Performance Compared to Budget (%)	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
Adjusted EBITDA	738,184	764,157	103.5	135	40	54.1
Adjusted DCF	362,017	385,346	106.4	186	35	65.1
HSE/ESG Performance	n/a	n/a	n/a	100	15	15.0
Adjusted operating and general and administrative expense	436,671	426,422	102.3	123	10	12.3
To determine the percentage earned with respect to the HSE and ESG performance measure, the Compensation Committee considered our strong achievements in 2022 in the areas of safety, environmental performance, cybersecurity, ethics and compliance, community support, and diversity, equity and inclusion.

At the January 26, 2023 Compensation Committee meeting, the Compensation Committee approved 2022 annual incentive bonus awards for our employees and NEOs at 150% of target, payable in cash. The dollar amounts for our NEOs are set forth in the table below.

Name	Annual Incentive Bonus for 2022 ($)
Barron	1,449,000
Shoaf	613,892
Brown	547,020
Perry	498,300
Oliver	492,000

Long-Term Incentive Awards
We provide unit-based, long-term incentive compensation to employees, including our NEOs, and to non-employee directors through our 2019 LTIP, which was last amended and restated and approved by our Unitholders at our annual meeting in 2021. The 2019 LTIP provides for NuStar Energy common unit awards and common unit-based awards, including unit options, phantom or restricted units and performance awards. Long-term incentive awards vest over a period determined by the Compensation Committee, with performance awards vesting upon the achievement of performance goals.
Under the design of our long-term incentive awards, a target long-term incentive award opportunity expressed as a percentage of base salary is established for each participant, including each NEO. This percentage reflects the fair value of the awards to be granted.
Following the compensation consultant's review of our executive compensation program and pay levels during 2021, the Compensation Committee set the long-term incentive targets for our NEOs at the percentages stated below. The Compensation Committee did not change the targets for 2022 for our NEOs. The following table presents each NEO's long-term incentive target for 2022 (expressed as a percent of base salary).

Name	Long-Term Incentive Target (% of base salary)
Barron	500
Shoaf	200
Brown	200
Perry	180
Oliver	180
Following Mr. Barron's appointment as Chairman of the Board in October 2022, the Compensation Committee increased Mr. Barron's long-term incentive target to 550% of base salary, effective as of January 1, 2023.
The Compensation Committee allocates a percentage of long-term incentive award value to performance-based awards and a percentage to awards that focus on retention and increasing ownership levels of executive officers (including our NEOs). The target levels of long-term incentive award value in 2022 were allocated in the following manner:
•35% performance awards; and
•65% restricted units.
The Compensation Committee reviews and approves long-term incentive grants for each of the NEOs. The CEO develops individual grant recommendations for the other NEOs based upon the methodology described above. Both the CEO and the Compensation Committee may make adjustments to the recommended grants for such other NEOs based upon an assessment of an individual's performance and contributions to NuStar Energy. Grants to the CEO are decided solely by the Compensation Committee following the methodology described above. Previously, the Chairman of the Board made grant recommendations for the CEO. Now that Mr. Barron is our Chairman of the Board, recommendations for grants to the CEO are made by the Chair of the Compensation Committee. The Compensation Committee may make discretionary adjustments to the calculated level of long-term incentives for the CEO based upon the Committee's independent evaluation of the CEO's performance and contributions.
Performance Awards
Form of Performance Awards. The Compensation Committee may grant performance awards in the form of performance units or performance cash awards. Performance awards represent approximately 35% of each NEO's total long-term incentive target. The value of each performance award is determined by multiplying the NEO's annual base salary rate by the NEO's long-term incentive target percentage, and then multiplying that product by 35%. For performance unit awards, that product is then divided by the assumed value of an individual unit, which is the product of (x) the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved and (y) a factor reflecting the risk that the award might be forfeited.
Beginning in 2020, the Compensation Committee has granted performance awards in the form of performance cash awards to conserve units available for other awards under the 2019 LTIP. Although performance cash awards are denominated in U.S. dollars at the time of grant, the Compensation Committee retains the flexibility to decide at the time of vesting whether to deliver the value covered by the performance cash awards in the form of cash, common units or a combination thereof. Granting performance awards in the form of performance cash awards provides the Compensation Committee with the flexibility to continue to monitor NuStar Energy's unit price and the economic environment during the performance period and prior to vesting while retaining the ability to satisfy the awards through common units at vesting, as has been the practice historically.
In April 2022, the Compensation Committee awarded performance cash awards at the target values set forth below for our NEOs pursuant to the 2019 LTIP:

Name	Performance Cash Awards ($)
Barron	1,443,750
Shoaf	331,358
Brown	313,600
Perry	257,103
Oliver	253,827
Performance awards may be earned (vest) upon NuStar Energy's achievement of the performance measures established by the Compensation Committee for the applicable performance period. The Compensation Committee believes this type of incentive award strengthens the tie between each NEO's pay and our performance.
Performance Measures. The Compensation Committee determined that all performance awards eligible to vest with respect to 2022 performance, including with respect to the 2022 performance periods under prior performance awards, would vest based on two objective performance measures: (i) NuStar Energy's total unitholder return (TUR) as compared with the TUR of the other companies in the Performance Award Peer Group set forth below and (ii) NuStar Energy's adjusted distribution coverage ratio (DCR) performance, weighted as set forth below. The Compensation Committee retained the same two objective performance measures and weightings as used for the 2021 and 2020 performance awards.

Performance Measure	Weighting (%)
TUR	50
DCR	50
Total	100
The Compensation Committee believes that the combination of these two equally weighted, objective performance measures (TUR and DCR) focuses our NEOs on both NuStar Energy's longer-term performance relative to its peer companies, as well as NuStar Energy's absolute performance against a key financial goal. The Compensation Committee determined that the 2022 TUR performance period would be from January 1, 2020 through December 31, 2022, while the 2022 adjusted DCR performance period would be the 2022 calendar year to tie more directly to NuStar Energy's financial performance for 2022.
After the end of the performance period, the TUR for NuStar and each company in the Performance Award Peer Group is determined based on its total return to its unitholders or shareholders, based upon the growth in its unit or share price, as well as its cash distributions to its holders, during the performance period, and performance is ranked by quartile. The Performance Award Peer Group was approved by the Compensation Committee in 2022. All of the companies in the Performance Award Peer Group also are included in the Core Group used by the compensation consultant for its analysis of our executive compensation program.
Performance Award Peer Group (name and ticker):
•Crestwood Equity Partners LP (CEQP)
•DCP Midstream, LP (DCP)
•Energy Transfer LP (ET)
•EnLink Midstream, LLC (ENLC)
•Enterprise Products Partners L.P. (EPD)
•Genesis Energy, L.P. (GEL)
•Magellan Midstream Partners, L.P. (MMP)
•MPLX LP (MPLX)
•ONEOK, Inc. (OKE)
•Plains All American Pipeline, L.P. (PAA)
•Targa Resources Corp. (TRGP)

To determine the performance level achieved against each performance measure for the 2022 performance periods, the Compensation Committee approved the following benchmarks:

NuStar Energy's TUR Position	TUR Vesting Percentage (%)
4th Quartile	—
3rd Quartile	50
2nd Quartile	100
1st Quartile	150
If NuStar Energy's TUR is the highest achieved in the 1st Quartile	200

DCR	Percentage Earned (%)
1.8231 : 1	50
2.0257 : 1	100
2.1270 : 1	150
2.1675 : 1	200
Adjusted DCR is a non-GAAP financial measure of performance derived from our financial statements. Adjusted DCR was determined by dividing Adjusted DCF (described above under "Bonus Awards—Company Performance Objectives") by the distributions applicable to common limited partners.
If performance falls between the benchmarks established by the Compensation Committee for the applicable performance period, the percentage vesting with respect to that performance measure during the performance period is determined through straight-line interpolation. The Compensation Committee has discretion to vest up to 200% of performance awards available for vesting, regardless of the performance level attained against the performance measures established for the applicable performance period. Any performance awards not earned at target in a given performance period will be carried forward (referred to as "Carried Forward Units" in the case of performance units and "Carried Forward Cash Awards" in the case of performance cash awards) for one additional performance period, with up to 100% of such Carried Forward Units and/or Carried Forward Cash Awards having the opportunity to vest based upon NuStar Energy's performance in the following performance period.
Performance awards vest in three annual increments (or tranches). As illustrated in the table below, one third of each of the 2020, 2021 and 2022 performance awards was eligible to vest on January 26, 2023, based upon our TUR and adjusted DCR performance measures during the 2022 performance periods.

Award	Tranche Eligible to Vest
2020 Performance Cash Award	3rd
2021 Performance Cash Award	2nd
2022 Performance Cash Award	1st
On January 26, 2023, for the applicable 2022 performance periods, the Compensation Committee determined that NuStar Energy achieved TUR performance in the fourth quartile of the Performance Award Peer Group and achieved an adjusted DCR of 2.1802 : 1. Accordingly, pursuant to the award terms and as set forth in the table below, the performance awards eligible to vest with respect to the 2022 performance periods vested at 100%.

Performance Measure	Target	Actual	Percentage Earned (%)	Weight (%)	Weighted Percentage Earned (Percentage Earned x Weight) (%)
DCR	2.0257 : 1	2.1802 : 1	200	50	100
TUR	n/a	4th quartile	0	50	0
Total					100
Performance unit awards are settled in common units upon vesting while performance cash awards are settled in cash unless the Compensation Committee determines at vesting to settle the performance cash awards in the form of common units.

On January 26, 2023, the Compensation Committee determined to settle the performance cash awards that vested with respect to 2022 performance in the form of fully vested common units pursuant to the 2019 LTIP — consistent with the manner in which performance unit awards are settled — thus reinforcing the alignment between our NEOs' interests and those of our unitholders. As provided in the performance cash award agreements, the number of common units used to satisfy the vested performance cash awards was determined based on the closing price of a NuStar Energy common unit on the NYSE on the January 26, 2023 vesting date. The dollar values of those units are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2022.
Restricted Units
Restricted units represent approximately 65% of each NEO's total long-term incentive target. Restricted unit awards represent the right to receive common units upon vesting; no common units are issued at the time of grant. The awards are calculated from an assumed unit value based on the average closing price of the common units for the first 10 business days of the four-week period before the committee meeting at which the awards are to be approved.
Restricted unit awards vest over five years in equal increments on the anniversary of the grant date. Common unit distribution equivalents are paid in cash quarterly for all unvested restricted units. For the 2022 grants of restricted units, the Compensation Committee approved distribution equivalent payments equal to the product of (x) the number of restricted units granted to the employee that remain outstanding and unvested as of the record date for such quarter and (y) 0.50 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units.
The Compensation Committee approved the 2022 grant of restricted unit awards on October 26, 2022. The Compensation Committee determined that the grants would be made under the 2019 LTIP effective on November 16, 2022, following the public disclosure of NuStar Energy's third quarter 2022 results and consistent with the restricted unit grant date in previous years. The following table sets forth the number of restricted units granted to each of our NEOs in 2022.

Name	Restricted Unit Awards (#)
Barron	199,145
Shoaf	45,270
Brown	42,875
Perry	35,150
Oliver	34,710
Perquisites and Other Benefits
Perquisites
We provide only minimal perquisites to our NEOs. Each of our NEOs received federal income tax preparation services and personal liability insurance in 2022. For more information on perquisites, see the Summary Compensation Table and its footnotes.
Other Benefits
We offer group medical, life, dental and disability insurance to provide our employees (including our NEOs) affordable coverage at group rates. Our NEOs are eligible for the same benefit programs available to all of our other U.S. employees (other than as may be required by collective bargaining agreements), including our pension plans, 401(k) thrift plan (the Thrift Plan), as well as other insurance and supplemental plans chosen and paid for by employees who desire additional coverage. Our NEOs and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs that provide for larger benefit accruals than allowed under the qualified plan rules, resulting in correspondingly higher benefits. These plans are described below under "Post-Employment Benefits."
Post-Employment Benefits
Pension Plans
For a discussion of our Pension Plan, as well as the Excess Pension Plan, please see the narrative description accompanying the table entitled "Pension Benefits for the Year Ended December 31, 2022."

Nonqualified Deferred Compensation Plan (Excess Thrift Plan)
The Excess Thrift Plan provides unfunded benefits to those employees whose annual additions under the Thrift Plan are subject to the limitations under Section 415 of the Internal Revenue Code of 1986, as amended (the Code), and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Code, which limits the amount of an employee's annual compensation that may be taken into account under that plan. The Excess Thrift Plan is comprised of two separate components, consisting of (1) an "excess benefit plan" as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and (2) a plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan consists of a separate plan for purposes of Title I of ERISA. To the extent a participant's annual total compensation exceeds the compensation limits for the calendar year under Section 401(a)(17) of the Code or a participant's annual additions under the Thrift Plan are limited by the maximum annual additions permitted under Section 415 of the Code, the participant's Excess Thrift Plan account is credited with that number of hypothetical NuStar Energy units that could have been purchased with the difference between:
•the total company matching contributions that would have been credited to the participant's account under the Thrift Plan had the participant's contributions not been limited pursuant to Section 401(a)(17) and/or Section 415; and
•the actual company matching contributions credited to such participant's account under the Thrift Plan.
Participants vest in the amounts credited to their account under the Excess Thrift Plan on the same vesting schedule as under the Thrift Plan. The full amount of a participant's vested account under the Excess Thrift Plan is payable to the participant in a single lump sum cash payment within 90 days following the earlier of the participant's: (1) "separation from service" (as defined in Section 409A of the Code), (2) death or (3) disability. Distributions upon separation from service for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code.
Each of our NEOs participated in the Excess Thrift Plan in 2022.
Change of Control Severance Arrangements
We entered into change of control severance agreements with each of our NEOs in or prior to 2007. The change of control severance agreements are intended to ensure the continued availability of these executives in the event of a "change of control" as defined in the agreements. If a "change of control" occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the NEO's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control.
The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a certain "severance multiple" used to calculate cash severance and other benefits to be provided under the agreements. Compensation and benefits under the agreements are triggered upon the occurrence of any of the following in connection with a change of control:
•termination of employment by the employer other than for "cause" (as defined in the agreements), death or disability;
•termination by the NEO for "good reason" (as defined in the agreements);
•termination by the NEO other than for "good reason"; and
•termination of employment because of death or disability.
These triggers were designed to ensure the continued availability of these executives following a change of control, and to compensate them at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control.
When determining the amounts and benefits payable under the agreements, the Compensation Committee sought to secure compensation that is competitive in our market in order to recruit and retain executive officer talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies. For more information regarding payments and benefits that may be provided under our change of control severance arrangements, see our disclosures below under the caption "Potential Payments upon Termination or Change of Control."

Employment Agreements
Except for the change of control severance agreements described above, our NEOs do not have employment agreements. In the event of a termination, retirement, death or disability that is not related to a change of control, an NEO will only receive the compensation or benefits to which he or she would be entitled under the terms of the defined contribution, defined benefit, medical or long-term incentive plans, as applicable.
Impact of Accounting Treatment
Restricted Units
Our restricted unit awards are considered "phantom" units, as they represent the right to receive our common units upon vesting. We account for restricted units expected to result in the issuance of our common units upon vesting as equity-classified awards. The restricted units granted to our U.S. employees (including our NEOs) generally vest over five years and the restricted units granted to non-employee directors generally vest over three years. We record compensation expense ratably over the vesting period based on the fair value of the units at the grant date. Common unit distribution equivalents paid with respect to outstanding, unvested equity-classified restricted units reduce equity, similar to cash distributions to unitholders.
Performance Awards
Performance awards may be granted in the form of performance units or performance cash awards. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee for the applicable performance periods. Under applicable accounting standards, a tranche of performance awards is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Performance unit awards represent the right to receive common units and are equity-classified awards. Performance unit awards are measured at the grant date fair value once the performance measures are established for a specific tranche. Because performance unit awards do not receive common unit distribution equivalents, the estimated fair value of these awards does not include the per unit distributions expected to be paid to common unitholders during the vesting period. Performance cash awards are accounted for as a liability but may be settled in common units. For performance awards, we record compensation expense ratably for each vesting tranche over its service period if it is probable that the specified performance measures will be achieved. Changes in the actual or estimated outcomes that affect the quantity of performance awards expected to be converted into common units or paid in cash are recognized as a cumulative adjustment.
Compensation-Related Policies
Unit Ownership Guidelines
We believe that ownership of NuStar Energy units aligns the interests of our directors and executives with those of our unitholders. We have long emphasized and reinforced the importance of unit ownership among our executives and directors, and our Compensation Committee has approved the unit ownership and retention guidelines described below.
Non-Employee Director Unit Ownership Guidelines
During their service as a Board member, non-employee directors are expected to acquire and hold NuStar Energy units with an aggregate value equal to five times their annual cash retainer. Our non-employee directors have five years from the later of their appointment or the date the Compensation Committee approves an increase in the multiple to meet the target unit ownership guidelines. The directors are expected to continuously own sufficient units to meet the guidelines once attained. As of December 31, 2022, each of our non-employee directors serving on the Board at that time exceeded (or is on track to meet within the required time period) the ownership levels set forth in the unit ownership guidelines.
Officer Unit Ownership Guidelines
Unit ownership guidelines for the officer positions set forth below are as follows:

Officer	Value of NuStar Energy Units Owned
CEO/President	4.0x base salary
EVP serving on CEO's officer committee	3.0x base salary
SVP serving on CEO's officer committee	2.0x base salary

Officers are expected to meet the applicable guidelines within five years of (i) becoming subject to the guidelines, (ii) receiving a promotion corresponding to a higher multiple in the table above or (iii) the Compensation Committee approving an increase in the applicable multiple. The officers are expected to continuously own sufficient units to meet the guidelines once attained. As of December 31, 2022, each of our NEOs exceeded the ownership levels set forth in the unit ownership guidelines.
Unit Ownership
For purposes of satisfying the unit ownership guidelines, the following units are considered owned:
•units owned directly;
•units owned indirectly through possession of the right to sell, transfer and/or vote such units; and
•unvested restricted or phantom units granted under a long-term incentive plan.
Unexercised unit options and unvested performance awards are not considered owned for purposes of satisfying the unit ownership guidelines.
Policies Regarding Insider Trading and Hedging
We have a written policy prohibiting our directors and employees, including our officers, from purchasing or selling securities of NuStar Energy while in possession of material, nonpublic information or otherwise using such information for personal benefit or in any manner that would violate applicable laws and regulations. Our directors, our officers and certain of our other employees also are prohibited from trading in our securities for the period beginning on the last business day of each calendar quarter through the first business day following our disclosure of our quarterly or annual financial results. Our policy also prohibits our directors and employees, including our officers, from purchasing, selling or writing calls, puts or options on our securities. Our directors, our officers and certain of our other employees must receive prior consent from our Chief Executive Officer (or, in the case of our Chief Executive Officer, from the Chair of the Audit Committee) before entering into a margin loan or other financing arrangement involving our securities.

EVALUATION OF COMPENSATION RISK
The Compensation Committee has focused on aligning our compensation policies with the long-term interests of NuStar Energy and avoiding short-term rewards for management decisions that could pose long-term risks to NuStar Energy. As described in "Compensation Discussion and Analysis," the primary elements of our compensation program are base salary, annual incentive bonus and long-term incentives. We believe that our compensation program appropriately balances cash with equity-based compensation and fixed compensation with short- and long-term incentives such that no single pay element would motivate unnecessary risk taking.
NuStar Energy's compensation program is structured so that base salaries provide a fixed level of competitive pay that reflects the individual's primary duties and responsibilities, and a considerable amount of our management's compensation is tied to NuStar Energy's long-term fiscal health. Annual bonuses, including executive bonuses, are determined with reference to performance measures selected by the Compensation Committee and applicable to all employees, as well as the Compensation Committee's review of each individual executive's performance. Our long-term incentives historically have taken the form of performance awards and restricted units that typically vest over three- and five-year periods, respectively, which we believe serves to align our employees' interests with the long-term goals of NuStar Energy.
No business group or unit is compensated differently than any other, regardless of profitability. As described in "Compensation Discussion and Analysis," there also is a maximum annual bonus level and a maximum performance award that may be earned, based on the performance of NuStar Energy relative to performance measures selected by the Compensation Committee. Accordingly, we believe that our compensation policies encourage employees to operate our business in a fundamentally sound manner, align our executives' interests with those of our unitholders and do not create incentives to take risks that are reasonably likely to have a material adverse effect on NuStar Energy.

SUMMARY COMPENSATION TABLE
The following table discloses compensation paid for the years ended December 31, 2022, 2021 and 2020 to our NEOs.

Name and Principal Position	Year	Salary ($)	Equity Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Bradley C. Barron Chairman of the Board, President and Chief Executive Officer	2022	840,000	3,204,243	2,536,921	—	79,717	6,660,881
	2021	812,500	2,896,986	2,337,630	137,622	76,998	6,261,736
	2020	737,500	2,213,621	894,227	246,179	68,926	4,160,453
Thomas R. Shoaf Executive Vice President and Chief Financial Officer	2022	481,484	728,394	902,082	—	55,450	2,167,410
	2021	441,111	688,895	837,093	71,701	59,722	2,098,522
	2020	423,200	675,857	309,739	188,311	61,231	1,658,338
Mary Rose Brown Executive Vice President and Chief Administrative Officer	2022	455,850	689,859	831,549	—	52,708	2,029,966
	2021	441,450	657,015	807,755	54,261	45,706	2,006,187
	2020	428,550	687,878	313,671	195,638	44,360	1,670,097
Amy L. Perry Executive Vice President–Strategic Development and General Counsel	2022	415,250	565,564	720,704	—	47,349	1,748,867
	2021	402,150	529,596	694,031	44,030	45,569	1,715,376
	2020	390,600	502,980	257,188	97,577	43,161	1,291,506
Daniel S. Oliver Executive Vice President–Business Development and Engineering	2022	410,000	558,484	711,568	—	51,067	1,731,119
	2021	397,000	517,001	685,102	54,536	54,628	1,708,267
	2020	385,550	498,516	253,859	144,622	54,932	1,337,479
(1)    The amounts reported represent the aggregate grant date fair value of grants of restricted common units and performance units. Our performance cash awards subject to vesting are reported in the "Non-Equity Incentive Plan Compensation" column for the applicable year, as described in footnote (2).
Restricted Units
The grant date fair value for restricted units presented in the Summary Compensation Table was determined by multiplying the number of restricted units granted by the NYSE closing unit price of NuStar Energy common units on the date of grant.
Performance Units
Under applicable accounting standards, a tranche of performance units is not considered "granted" until the Compensation Committee has set the performance measures for that specific tranche of the award. Performance units are measured at the grant date fair value once the performance measures are established for a specific tranche.
For 2021 and 2020, the grant date fair value presented in the Summary Compensation Table includes the fair value of each tranche of performance units for which the Compensation Committee established performance measures during that year. There were no performance units for which the Compensation Committee established performance measures for 2022. As illustrated in the table below and described in "Compensation Discussion and Analysis" above:
•the amount reported for 2021 includes the Carried Forward Units (as described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards") and the one tranche of 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee in 2021 with respect to 2021 performance; and
•the amount reported for 2020 includes the one tranche of each of the 2018 and 2019 performance unit awards subject to vesting based on the performance criteria established by the Compensation Committee in 2020 with respect to 2020 performance.

Performance Unit
Tranche Considered "Granted"
Award	In 2022 with respect to 2022 Performance Measures	In 2021 with respect to 2021 Performance Measures	In 2020 with respect to 2020 Performance Measures
2018 Performance Unit Award	n/a	n/a	3rd
2019 Performance Unit Award	n/a	3rd	2nd
Carried Forward Units	n/a	All Units	n/a

The grant date fair value of the performance units was determined by multiplying the probable number of performance units for all tranches eligible to vest with respect to 2021 and 2020 performance, respectively, by the NYSE closing price of NuStar Energy common units on the grant date, reduced by the per unit value of distributions not paid on performance units prior to vesting.
If the maximum number of performance units (100% for the Carried Forward Units and 200% for the other tranches considered granted in 2021 and 2020) had been used to determine the grant date fair value of performance units, the grant date fair value for performance units presented in the Summary Compensation Table for 2021 and 2020 would have been as follows:

Name	Grant Date Fair Value Based on Maximum Number of Performance Units
	2021 ($)	2020 ($)
Barron	391,671	555,243
Shoaf	134,357	213,104
Brown	136,299	222,747
Perry	95,814	130,647
Oliver	82,740	132,972
For additional information including the assumptions made in the valuation, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards" and "Compensation Discussion and Analysis—Impact of Accounting Treatment" and Note 22 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
(2)    The amounts reported as "Non-Equity Incentive Plan Compensation" reflect:
•for 2022:
◦the annual incentive bonus amounts with respect to 2022 performance, which the Compensation Committee approved paying in cash; and
◦the one tranche of the 2022 performance cash awards, the one tranche of the 2021 performance cash awards and the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2022 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (per the terms of the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 26, 2023 vesting date);
•for 2021:
◦the annual incentive bonus amounts with respect to 2021 performance, which the Compensation Committee approved paying 100% of target in cash and an additional 50% of target in the form of fully vested common units pursuant to the 2019 LTIP (the value of the common units reported is based on the closing price of a NuStar Energy common unit on the NYSE on the February 9, 2022 grant date); and
◦the Carried Forward Cash Awards, the one tranche of the 2021 performance cash awards and the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2021 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (per the terms of the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 27, 2022 vesting date); and

•for 2020:
◦the annual incentive bonus amounts with respect to 2020 performance, which the Compensation Committee approved paying in cash; and
◦the one tranche of the 2020 performance cash awards subject to vesting based on the performance criteria established by the Compensation Committee with respect to 2020 performance, which the Compensation Committee approved paying in the form of fully vested common units pursuant to the 2019 LTIP (per the terms of the award agreements, the value reported is based on the closing price of a NuStar Energy common unit on the NYSE on the January 28, 2021 vesting date).

Annual incentive bonus amounts are paid in February of each year with respect to performance during the immediately preceding year.

For additional information regarding the amounts reported, see "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards." For an explanation of the amount of salary and bonus in proportion to total compensation, see "Compensation Discussion and Analysis—Executive Compensation Programs—Relative Size of Primary Elements of Compensation."
(3)    Represents the aggregate change in the actuarial present value of each NEO's accumulated benefit under our defined benefit and actuarial pension plans, including supplemental plans. For 2022, the present value of the NEOs' accumulated benefits decreased from 2021, due primarily to higher interest rates used for the 2022 benefit calculations. Per SEC rules, the Summary Compensation Table may not include negative values for this column. The decreases in the actuarial present value of each NEO's accumulated benefit for 2022 were as follows: Mr. Barron ($17,612); Mr. Shoaf ($666,733, which also includes the effects of a QDRO in 2022); Ms. Brown ($117,425); Ms. Perry ($2,493); Mr. Oliver ($121,689).
None of the NEOs received any above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified during the periods presented.
(4)    The amounts reported in this column for 2022 consist of the following elements for each NEO. The amounts reported for 2021 and 2020 have been restated incrementally (in amounts ranging from $14,108 to $31,300) to account for an inadvertent error in calculations for these prior years.

Name	Company Contribution to Thrift Plan ($)	Company Contribution to Excess Thrift Plan ($)	Company Provided Dollars for the Purchase of Benefits	Tax Preparation ($)	Personal Liability Insurance ($)	Total ($)
Barron	18,300	32,100	24,367	2,500	2,450	79,717
Shoaf	18,300	10,589	21,611	2,500	2,450	55,450
Brown	14,560	12,791	20,407	2,500	2,450	52,708
Perry	18,300	6,615	17,484	2,500	2,450	47,349
Oliver	18,300	6,300	21,517	2,500	2,450	51,067

PAY RATIO
The following information discloses the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our employees for our last completed fiscal year.
For 2022:
•the median of the annual total compensation of all of our employees (other than our Chief Executive Officer) was $133,027; and
•the annual total compensation of Mr. Barron, our Chief Executive Officer, as reported in the Summary Compensation Table was $6,660,881.
Accordingly, for 2022, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 50 to 1.
To determine our median employee, we identified each individual employed by us on December 31, 2022 (our Determination Date), and examined each of the following elements of compensation (which we refer to as the Total Comparable Compensation) that we paid those employees during 2022:
•salary, wages and any overtime;
•any bonus awards; and
•the grant date fair value of any restricted units awarded during 2022.
As of our Determination Date, we had 1,167 employees (1,156 in the United States and 11 in Mexico).
After identifying the median employee based on Total Comparable Compensation, we calculated the annual total compensation for the median employee for 2022 using the same methodology we use to calculate the annual total compensation for our NEOs for 2022 as set forth in the Summary Compensation Table. We did not make any assumptions, adjustments or estimates to identify the median employee, to determine the Total Comparable Compensation for each employee or to determine the annual total compensation for the median employee.

GRANTS OF PLAN-BASED AWARDS
DURING THE YEAR ENDED DECEMBER 31, 2022
The following table provides information regarding grants of plan-based awards to our NEOs during 2022.

Name	Grant Date		Date of Approval by Compensation Committee of Equity-Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barron	n/a	(1)	n/a	n/a	966,000	1,932,000	—	—	—	—	—
	n/a	(2)	n/a	n/a	1,087,917	2,175,834	—	—	—	—	—
	11/16/2022	(3)	10/26/2022	—	—	—	—	—	—	199,145	3,204,243
Shoaf	n/a	(1)	n/a	n/a	409,261	818,522	—	—	—	—	—
	n/a	(2)	n/a	n/a	288,196	576,392	—	—	—	—	—
	11/16/2022	(3)	10/26/2022	—	—	—	—	—	—	45,270	728,394
Brown	n/a	(1)	n/a	n/a	364,680	729,360	—	—	—	—	—
	n/a	(2)	n/a	n/a	284,524	569,048	—	—	—	—	—
	11/16/2022	(3)	10/26/2022	—	—	—	—	—	—	42,875	689,859
Perry	n/a	(1)	n/a	n/a	332,200	664,400	—	—	—	—	—
	n/a	(2)	n/a	n/a	222,411	444,822	—	—	—	—	—
	11/16/2022	(3)	10/26/2022	—	—	—	—	—	—	35,150	565,564
Oliver	n/a	(1)	n/a	n/a	328,000	656,000	—	—	—	—	—
	n/a	(2)	n/a	n/a	219,552	439,104	—	—	—	—	—
	11/16/2022	(3)	10/26/2022	—	—	—	—	—	—	34,710	558,484
(1)    Annual Incentive Bonus. The amounts reported represent the target and maximum amounts payable to the NEOs with respect to 2022 performance under our Annual Bonus Plan. The annual incentive bonus awards with respect to 2022 performance did not include a threshold amount that would potentially be payable to the NEOs. For the 2022 annual incentive bonus determination, the Compensation Committee considered the factors described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards." The actual bonus amounts paid with respect to 2022 performance are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.
(2)    Performance Cash Awards. Performance awards may be granted in the form of performance units or performance cash awards. In 2022, 2021 and 2020, the Compensation Committee awarded performance cash awards pursuant to the 2019 LTIP. Performance awards vest in three annual increments (tranches), based upon our achievement of the performance measures established by the Compensation Committee during the applicable performance periods. For 2022, the amounts presented above represent the first tranche of the 2022 awards, the second tranche of the 2021 awards and the third tranche of the 2020 awards that were subject to vesting based on the performance measures established by the Compensation Committee with respect to 2022 performance. For the 2022 performance periods, based on the performance levels attained, the performance cash awards vested at 100%. See "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards" for a description of the vesting and other terms of the performance cash awards.
(3)    Restricted Unit Awards. The awards of restricted units were approved by the Compensation Committee on October 26, 2022, with a grant date of November 16, 2022. The restricted units were awarded pursuant to the 2019 LTIP and vest in equal 1/5 increments annually over five years beginning on the first anniversary of the grant date. Grantees of the 2022 restricted unit awards also received a distribution equivalent right payable quarterly in cash in an amount equal to the product of (x) the number of restricted units granted that remain outstanding and unvested as of the record date for such quarter and (y) 0.50 times the quarterly distribution declared by the Board for such quarter with respect to NuStar Energy's common units. The number of restricted units awarded and the grant date fair value of such restricted units are reported in the table above. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and footnote (1) to the Summary Compensation Table for information regarding the assumptions made in valuation.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2022
The following table provides information regarding the unvested restricted units held by our NEOs as of December 31, 2022. The value of the restricted units reported below was determined by multiplying the number of units by $16.00 (the closing price of NuStar Energy common units on December 30, 2022). The restricted units vest in 1/5 increments over five years, beginning on the first anniversary of the date of grant. None of our NEOs had outstanding unit option awards at year-end.

Name	Unit Awards
	Type of Award	Number of Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units or Other Rights That Have Not Vested ($)
Barron	Restricted Units (1)	461,159	7,378,544	—	—
Shoaf	Restricted Units (2)	114,177	1,826,832	—	—
Brown	Restricted Units (3)	110,645	1,770,320	—	—
Perry	Restricted Units (4)	87,840	1,405,440	—	—
Oliver	Restricted Units (5)	85,736	1,371,776	—	—
(1)    Mr. Barron's restricted units consist of: 9,850 restricted units granted November 16, 2018; 24,000 restricted units granted November 16, 2019; 96,000 restricted units granted November 16, 2020; 132,164 restricted units granted November 16, 2021; and 199,145 restricted units granted November 16, 2022.
(2)    Mr. Shoaf's restricted units consist of: 3,399 restricted units granted November 16, 2018; 6,946 restricted units granted November 16, 2019; 28,230 restricted units granted November 16, 2020; 30,332 restricted units granted November 16, 2021; and 45,270 restricted units granted November 16, 2022.
(3)    Ms. Brown's restricted units consist of: 3,441 restricted units granted November 16, 2018; 7,034 restricted units granted November 16, 2019; 28,587 restricted units granted November 16, 2020; 28,708 restricted units granted November 16, 2021; and 42,875 restricted units granted November 16, 2022.
(4)    Ms. Perry's restricted units consist of: 2,448 restricted units granted November 16, 2018; 5,004 restricted units granted November 16, 2019; 21,702 restricted units granted November 16, 2020; 23,536 restricted units granted November 16, 2021; and 35,150 restricted units granted November 16, 2022.
(5)    Mr. Oliver's restricted units consist of: 2,091 restricted units granted November 16, 2018; 4,276 restricted units granted November 16, 2019; 21,423 restricted units granted November 16, 2020; 23,236 restricted units granted November 16, 2021; and 34,710 restricted units granted November 16, 2022.

OPTION EXERCISES AND UNITS VESTED
DURING THE YEAR ENDED DECEMBER 31, 2022
The following table provides information regarding the vesting in 2022 of restricted units and performance unit awards held by our NEOs. None of our NEOs had outstanding unit option awards or option exercises during 2022. The performance cash awards paid in the form of common units, described under "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards," are not reflected in the table below because the awards are reflected as non-equity incentive plan compensation in the Summary Compensation Table.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Barron	110,660 (2)	1,782,796
Shoaf	32,489 (3)	523,531
Brown	32,549 (4)	524,508
Perry	23,776 (5)	383,112
Oliver	22,526 (6)	362,926

(1)The value realized on vesting of restricted units and performance units was calculated by multiplying the closing price of NuStar Energy common units on the NYSE on the date of vesting by the number of units vested. The closing prices on the applicable dates are as follows:

Date	Closing Price ($)
January 27, 2022	16.21
November 16, 2022	16.09

(2)On January 27, 2022, 18,972 of Mr. Barron's performance units vested. On November 16, 2022, 91,688 of Mr. Barron's restricted units vested.
(3)On January 27, 2022, 6,523 of Mr. Shoaf's performance units vested. On November 16, 2022, 25,966 of Mr. Shoaf's restricted units vested.
(4)On January 27, 2022, 6,622 of Ms. Brown's performance units vested. On November 16, 2022, 25,927 of Ms. Brown's restricted units vested.
(5)On January 27, 2022, 4,638 of Ms. Perry's performance units vested. On November 16, 2022, 19,138 of Ms. Perry's restricted units vested.
(6)On January 27, 2022, 4,018 of Mr. Oliver's performance units vested. On November 16, 2022, 18,508 of Mr. Oliver's restricted units vested.

PENSION BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2022
We have a noncontributory defined benefit pension plan (the Pension Plan) in which most of our employees are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified excess pension plan (the Excess Pension Plan), which provides eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to the Code's limits on (i) annual compensation that can be taken into account under qualified plans under Section 401(a)(17) of the Code or (ii) annual benefits that can be provided under qualified plans under Section 415 of the Code.
The following table provides information regarding the accumulated benefits of our NEOs under our pension plans during the year ended December 31, 2022.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Barron	Pension Plan	(2)	479,983	—
	Excess Pension Plan	(2)	1,141,106	—
Shoaf	Pension Plan	(2)	327,998	—
	Excess Pension Plan	(2)	407,775	—
Brown	Pension Plan	(2)	594,625	—
	Excess Pension Plan	(2)	805,296	—
Perry	Pension Plan	(2)	330,098	—
	Excess Pension Plan	(2)	214,233	—
Oliver	Pension Plan	(2)	458,675	—
	Excess Pension Plan	(2)	496,013	—
(1)The present values stated in the table above were calculated using the same interest rates and mortality tables we use for our financial reporting. The present values as of December 31, 2022 were determined using plan-specific discount rates (5.26% for the Pension Plan and 5.25% for the Excess Pension Plan) and the plans' earliest unreduced retirement age (age 62). The present values reflect post-retirement mortality rates based on the Pri-2012 Mortality Table projected using scale MP2021. No decrements were included for pre-retirement termination, mortality or disability. Where applicable, lump sums were determined based on three segment rates (5.09%, 5.60% and 5.41%), with the first segment rate used for benefits payable in the first five years from the valuation date, the second segment rate used for benefits payable starting in the next 15 years and the third segment rate used for benefits payable starting after 20 years, and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2019-67 for distributions in 2023.
(2)As of December 31, 2013, the final average pay formula used in the Pension Plan and the Excess Pension Plan, which was based on years of service and compensation during service, was frozen. Benefits for service after December 31, 2013 accrue under a cash balance formula described below. The number of years of credited service under the final average pay formula and the cash balance formula (which, in the case of the cash balance formula, refers to years of vested service) for each of our NEOs under the Pension Plan and the Excess Pension Plan are set forth below. We do not grant extra years of credited service under either the Pension Plan or the Excess Pension Plan.

Name	Plan Name	Number of Years Credited Service - Final Average Pay Formula (Frozen as of December 31, 2013)	Number of Years Credited Service - Cash Balance Formula
Barron	Pension Plan	7.5	22.0
	Excess Pension Plan	13.0	22.0
Shoaf	Pension Plan	7.5	37.5
	Excess Pension Plan	28.5	37.5
Brown	Pension Plan	6.7	25.3
	Excess Pension Plan	6.7	25.3
Perry	Pension Plan	7.5	20.0
	Excess Pension Plan	7.5	20.0
Oliver	Pension Plan	6.8	25.7
	Excess Pension Plan	6.8	25.7
Pension Plan
The Pension Plan is a qualified, non-contributory defined benefit pension plan that became effective as of July 1, 2006. The Pension Plan covers substantially all of our U.S. employees and generally provides retirement income calculated under a cash balance formula (CBF), which is composed of contribution credits (based on age and full years of vesting service) and interest credits. Employees fully vest in their CBF benefits upon attaining three years of vesting service. Prior to January 1, 2014, eligible employees were covered under either the CBF or a defined benefit final average pay formula (FAP) based on years of service and compensation during their period of service, and employees became fully vested in their benefits upon attaining five years of service under the FAP and upon attaining three years of service under the CBF. Eligible employees who were first hired or rehired after December 31, 2010 were covered under the CBF. The Pension Plan was amended to freeze the FAP at December 31, 2013 and, on or after January 1, 2014, all employees are covered under the CBF.
An eligible employee's benefits under the Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus
•the employee’s CBF account balance.
An employee may start receiving benefits under the Pension Plan at any time following his or her separation of service, but must begin receiving benefits by April 1 of the year after the employee attains age 72 (70½ for employees born before July 1949). Mr. Barron, Mr. Shoaf, Ms. Brown and Mr. Oliver have attained the Early Retirement Age, which is defined in the Pension Plan as age 55. If an employee with a FAP benefit begins receiving benefits after the Early Retirement Age and before age 62, the FAP benefit amount will be reduced by 4% for each full year between the benefit start date and age 62. If an employee with a FAP benefit begins receiving benefits before the Early Retirement Age, the amount of the FAP benefit will be the actuarial equivalent of the lump sum that otherwise would have been payable on the date the employee starts benefits. The CBF benefit amount payable to an employee under the Pension Plan is based on the employee's CBF account balance and, therefore, is not reduced based on the age at which the employee begins receiving benefits.
Excess Pension Plan
All of our NEOs participated in the Excess Pension Plan during 2022. The Excess Pension Plan, which became effective July 1, 2006, provides benefits to our eligible employees whose pension benefits under the Pension Plan and the Valero Energy Corporation Pension Plan, where applicable, are subject to limitations under the Code. The Excess Pension Plan is an "excess benefit plan" as contemplated under ERISA for those benefits provided in excess of the maximum amount allowable under Section 415 of the Code.
Benefits provided as a result of the statutory limitation on annual compensation that may be taken into account under Section 401(a)(17) of the Code are limited to a select group of management or highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the Code or a funded plan subject to ERISA. For our employees who were eligible to receive a benefit under the Valero Energy Corporation Excess Pension Plan (the Predecessor Excess Pension Plan) as of July 1, 2006, the Excess Pension Plan assumed the liabilities of the Predecessor Excess Pension Plan and will provide a single, nonqualified defined benefit to eligible employees for their pre-July 1, 2006 benefit accruals under the Predecessor Excess Pension Plan and their post-July 1, 2006 benefit accruals under the Excess Pension Plan.

An eligible employee's monthly pension under the Excess Pension Plan will be equal to:
•1.6% of the employee's average monthly compensation multiplied by the employee's years of credited service for service through December 31, 2013 for eligible employees who earned a benefit under the FAP, plus
•the employee's CBF benefits, in each case without regard to the limitations imposed by Sections 401(a)(17) and 415 of the Code, less
•the employee's Pension Plan benefit and, with respect to benefits under the Predecessor Excess Pension Plan, which was assumed by the Excess Pension Plan, the employee's benefit under the Valero Energy Corporation Pension Plan.
Participants vest in their benefits under the Excess Pension Plan under the same vesting schedule as under the Pension Plan. The full amount of a participant's vested benefit under the Excess Pension Plan is payable to the participant in a single lump sum cash payment within 90 days after the participant's "separation from service" (as defined in Section 409A of the Code). Distributions for participants who are "specified employees" within the meaning of Section 409A of the Code (i.e., generally, our top 50 paid employees) are delayed for six months as required under Section 409A of the Code. A death benefit is payable to a participant's surviving spouse or beneficiary if the participant dies while employed and before receiving the Excess Pension Plan benefit. The death benefit is payable in a single lump sum payment within 90 days following the participant's death.

NONQUALIFIED DEFERRED COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2022
The following table provides information regarding each NEO's respective account in our non-qualified defined contribution plan, the Excess Thrift Plan, during the year ended December 31, 2022. The Excess Thrift Plan is described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."

Name	Executive Contributions in 2022 ($)(1)	Registrant Contributions in 2022 ($)(2)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)(3)
Barron	—	32,100	22,758	—	223,974
Shoaf	—	10,589	5,875	—	61,247
Brown	—	12,791	13,374	—	132,902
Perry	—	6,615	2,964	—	32,346
Oliver	—	6,300	4,237	—	44,592

(1)The NEOs did not make contributions to the Excess Thrift Plan in 2022. Participation in the plan occurs automatically for employees subject to the Code limitations described in "Compensation Discussion and Analysis—Elements of Executive Compensation—Post-Employment Benefits."
(2)The amounts reported represent our contributions to the Excess Thrift Plan accounts. All of the amounts included in this column are included within the amounts reported as "All Other Compensation" for our NEOs in the Summary Compensation Table.
(3)The amounts represent the aggregate balance at year end of each NEO's account in our Excess Thrift Plan and include registrant contributions that were previously reported as compensation to each of the NEOs in the "All Other Compensation" column in the Summary Compensation Table for 2022 and previous years, as applicable.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following disclosures describe potential payments to our NEOs in connection with a change of control of NuStar Energy. Our NEOs do not have employment agreements other than the change of control severance agreements described below.
In the event of a termination, retirement, death or disability that does not occur in connection with a change of control, an NEO will receive only the compensation or benefits to which he or she would already be entitled under the terms of our defined contribution, defined benefit, medical or long-term incentive plans. Therefore, these scenarios are not presented in the table below.
Each of our NEOs has entered into a change of control severance agreement. The agreements seek to ensure the continued availability of the executives in the event of a "change of control" (described below). The agreements contain tiers of compensation and benefits based on each NEO's position. Each tier corresponds to a "severance multiple" (listed below) that is used to calculate cash severance and other benefits payable under the agreements.

Name	Officer Position	Severance Multiple
Barron	Chief Executive Officer	3.0
Shoaf	Executive Vice President	2.5
Brown	Executive Vice President	2.5
Perry	Executive Vice President	2.5
Oliver	Executive Vice President	2.5
If a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the NEO's terms of employment will not be adversely changed during the three-year period following the change of control. In addition, any outstanding unit options held by the NEO will automatically vest, restrictions applicable to any outstanding restricted units held by the NEO will lapse and any unvested performance awards held by the NEO will fully vest and become payable at 200% of target. If the NEOs' employment is terminated, they would also be entitled to receive a payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Code or have the payments reduced to equal the Safe Harbor Amount described in footnote (8) to the table below.
Each agreement subjects the NEO to obligations of confidentiality, both during the term and after termination, for secret and confidential information that the NEO acquired during his or her employment with NuStar.
For purposes of the agreements, the following generally would be considered a "change of control":
•the failure of NuStar GP Holdings, LLC to control NuStar GP, LLC; Riverwalk Logistics, L.P. or all of the general partner interests of NuStar Energy;
•Riverwalk Logistics, L.P. ceases to be NuStar Energy's general partner or Riverwalk Logistics, L.P. is no longer controlled by either NuStar GP, LLC or one of its affiliated companies;
•the acquisition (other than by an affiliated company) of more than 50% of all voting interests of NuStar Energy then outstanding;
•certain consolidations or mergers of NuStar Energy; or
•the sale of all or substantially all of the assets of NuStar Energy to anyone other than its affiliated companies.
In the agreements, "cause" is defined to mean, generally, the willful and continued failure of the NEO to perform substantially his or her duties, or the willful engagement in illegal or gross misconduct by the NEO that is materially and demonstrably injurious to NuStar Energy or any affiliated company.
"Good reason" is defined to mean, generally:
•a diminution in the NEO's position, authority, duties or responsibilities;
•failure of the successor of NuStar Energy to assume and perform under the agreement; and
•relocation of the NEO or increased travel requirements.
Except as otherwise noted, the values in the table below assume that a change of control occurred on December 31, 2022, and that the NEO's employment terminated on that date.

If an NEO's employment is terminated for "cause" following a change of control, the NEO will not receive any additional benefits or compensation as a result of the termination and will receive only accrued salary or vacation pay that remained unpaid through the date of termination plus any other benefits that the NEO would already be entitled to receive, if any. Therefore, there is no presentation of termination for "cause" in the table below.

Benefits and Payments(1)	Termination of Employment: (A) by the Employer Other Than for "Cause," Death or Disability, or (B) by the Executive for "Good Reason" ($)(2)	(C) Termination because of Death or Disability(3); (D) Termination by the Executive other than for "Good Reason"(4); or (E) Continued Employment Following Change of Control(5) ($)
Salary (1)
Barron	2,565,000	—
Shoaf	1,224,000	—
Brown	1,159,250	—
Perry	1,056,000	—
Oliver	1,042,750	—
Bonus (1)
Barron	5,796,000	1,449,000
Shoaf	2,148,622	613,892
Brown	1,914,570	547,020
Perry	1,744,050	498,300
Oliver	1,722,000	492,000
Pension and Excess Pension Benefits
Barron	840,866	—
Shoaf	294,827	—
Brown	259,021	—
Perry	246,625	—
Oliver	311,955	—
Contributions under Defined Contribution Plans
Barron	151,200	—
Shoaf	72,223	—
Brown	68,378	—
Perry	62,288	—
Oliver	61,500	—
Health and Welfare Plan Benefits
Barron	60,569	—
Shoaf	36,933	—
Brown	21,216	—
Perry	43,134	—
Oliver	42,764	—
Accelerated Vesting of Restricted Units (6)
Barron	7,378,544	7,378,544
Shoaf	1,826,832	1,826,832
Brown	1,770,320	1,770,320
Perry	1,405,440	1,405,440
Oliver	1,371,776	1,371,776

Executive Benefits and Payments(1)	Termination of Employment: (A) by the Employer Other Than for "Cause," Death or Disability, or (B) by the Executive for "Good Reason" ($)(2)	(C) Termination because of Death or Disability(3); (D) Termination by the Executive other than for "Good Reason"(4); or (E) Continued Employment Following Change of Control(5) ($)
Accelerated Vesting of Performance Awards (7)
Barron	4,707,502	4,707,502
Shoaf	1,198,594	1,198,594
Brown	1,169,840	1,169,840
Perry	926,296	926,296
Oliver	914,426	914,426
280G Tax Gross-Up (8)
Barron	6,948,432	—
Shoaf	2,169,098	—
Brown	1,947,846	—
Perry	1,817,854	—
Oliver	1,795,206	—
Totals
Barron	28,448,113	13,535,046
Shoaf	8,971,129	3,639,318
Brown	8,310,441	3,487,180
Perry	7,301,687	2,830,036
Oliver	7,262,377	2,778,202
(1)    We assumed each NEO's compensation at the time of each triggering event to be as stated below (per SEC regulations). The listed salary is the NEO's base salary as of December 31, 2022. The listed bonus amount (referred to in these footnotes as the Highest Annual Bonus) represents the highest bonus earned by the executive with respect to any of the fiscal years 2019, 2020 and 2021 (the three full fiscal years prior to the date of the assumed change of control) or the most recent fiscal year (2022):

Name	Annual Salary ($)	Highest Annual Bonus ($)
Barron	855,000	1,449,000
Shoaf	489,600	613,892
Brown	463,700	547,020
Perry	422,400	498,300
Oliver	417,100	492,000
(2)    If the employer terminates the NEO's employment (other than for "cause," death or "disability," as defined in the agreements) or if the NEO terminates his or her employment for "good reason," as defined in the agreements, the NEO is generally entitled to receive the following:
(A) a lump sum cash payment equal to the sum of:
(i)accrued and unpaid salary and vacation pay through the date of termination, including a pro-rata annual bonus based on the Highest Annual Bonus;
(ii)an amount equal to (x) the NEO's severance multiple multiplied by (y) the sum of (i) the NEO's annual base salary plus (ii) the NEO's Highest Annual Bonus;

(iii)the amount of the excess of the actuarial present value of the pension benefits (qualified and nonqualified) the NEO would have received for an additional number of years of service equal to the NEO's severance multiple over the actuarial present value of the NEO's actual pension benefits; and
(iv)the equivalent of employer contributions under the tax-qualified and supplemental defined contribution plans for the number of years equal to the NEO's severance multiple;
(B) continued welfare benefits (e.g., health, dental, etc.) for a number of years equal to the NEO's severance multiple; and
(C) vesting of all outstanding equity incentive awards on the date of the change of control, as described above.
(3)    If the NEO's employment is terminated by reason of death or disability, then the officer's estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In the case of disability, the NEO would be entitled to any disability and related benefits at least as favorable as those provided by us under our plans and programs during the 120-days prior to the NEO's termination of employment. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(4)    If the NEO voluntarily terminates his or her employment other than for "good reason," then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the Highest Annual Bonus earned by the NEO (prorated to the date of termination). In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(5)    The agreements provide for a three-year term of continued employment following a change of control, and generally provide that the NEO will continue to receive a salary and bonus at least as favorable as the highest salary received during the past 12 months and the highest bonus received during the past three years and will continue to receive benefits on terms at least as favorable as in effect prior to the change of control. Accordingly, no additional amounts are shown for salary, pension and excess pension benefits, contributions under defined contribution plans and health and welfare plan benefits because those amounts would remain as in effect at the time of a change of control.
The amount shown as bonus reflects each NEO's Highest Annual Bonus. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control, as described above.
(6)    The amounts stated in the table represent the gross value of previously unvested restricted units, determined by multiplying (x) the number of units whose restrictions would have lapsed because of a change of control, times (y) $16.00 (the closing price of NuStar Energy's common units on the NYSE on December 30, 2022).
(7)    The amounts stated in the table represent the product of (x) the performance cash awards whose vesting would have been accelerated because of a change of control, times (y) 200%.
(8)    If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Code, the NEO is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit. However, if it is determined that the NEO is entitled to receive an additional payment to adjust for the incremental tax cost but the value of all payments to the NEO does not exceed 110% of 2.99 times the NEO's "base amount" (as defined by Section 280G(b)(3) of the Code) (the Safe Harbor Amount), the additional payment will not be made and the amount payable to the NEO will be reduced so that the aggregate value of all payments equals the Safe Harbor Amount.

PAY VERSUS PERFORMANCE
This Pay Versus Performance section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.
SEC regulations require us to make certain disclosures regarding "compensation actually paid" — as that term is described in Item 402(v) of Regulation S-K — to our CEO and our other NEOs. The following disclosures are made to comply with those rules.
Pay Versus Performance Table
The following table presents (i) compensation paid to our CEO, individually, and (ii) average compensation paid to our non-CEO named executive officers, collectively — in comparison to the financial performance measures presented below.

					Value of Initial Fixed $100 Investment Based on:
Year (1)	Summary Compen- sation Table Total for CEO ($)	Compen- sation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)	Total Unitholder Return (TUR) (3)	Peer Group TUR (3)	Net Income/ (Loss) ('000s $)(4)	Adjusted Distribu- tion Coverage Ratio (5)
2022	6,660,881	7,262,999	1,919,341	2,095,586	85.05	130.86	222,747	2.1802 : 1
2021	6,261,736	6,784,746	1,882,088	2,031,207	76.30	99.96	38,225	2.0356 : 1
2020	4,160,453	3,871,296	1,489,355	1,364,853	62.78	71.31	(198,983)	1.3400 : 1
(1)For all years presented, our CEO was Bradley C. Barron and the non-CEO named executive officers were Thomas R. Shoaf, Mary Rose Brown, Amy L. Perry and Daniel S. Oliver.
(2)We have made adjustments to the Summary Compensation Table totals — as prescribed by Item 402(v)(2)(iii) of Regulation S-K — to calculate the amounts disclosed above as "compensation actually paid." These adjustments are disclosed in the tables following footnote (5) below under the caption, "Footnote (2) continued: Adjustments to Determine Compensation Actually Paid."
(3)The measurement period for TUR begins at the "measurement point" established by the market close on December 31, 2019 (that is, the last trading day before the earliest fiscal year presented in the table) and continues through and includes the end of each of the fiscal years for which TUR is presented above. The peer group represented in "Peer Group TUR" above is the Alerian MLP Index ("Peer Group"), which is the peer group that we use in our Annual Report on Form 10-K for purposes of Item 201(e) of Regulation S-K. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common units and the Peer Group on December 31, 2019, and its relative performance is tracked through the end of each of the fiscal years presented.
(4)As disclosed in our Consolidated Statements of Income (Loss) included in our Annual Reports on Form 10-K for the fiscal years presented.
(5)Adjusted Distribution Coverage Ratio and TUR are the financial performance measures that we use to determine the vesting of our Performance Awards. These measures are more fully discussed in "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards."

Footnote (2) continued: Adjustments to Determine Compensation Actually Paid
The following tables disclose adjustments to the Summary Compensation Table totals to calculate the amount disclosed above as "compensation actually paid" for the fiscal years 2022, 2021 and 2020.

Compensation Actually Paid — Fiscal Year 2022
Adjustment Components	CEO ($)	Average of Non-CEO NEOs ($)
Summary Compensation Table ("SCT") Total Compensation FY 2022	6,660,881	1,919,341
Deduction for change in the actuarial present value reported under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the SCT	—	—
Increase for Service Cost for Pension Plans	139,736	62,182
Increase for Prior Service Cost for Pension Plans	—	—
Deduction for amounts reported under the "Equity Awards" column of the SCT	(3,204,243)	(635,575)
Increase for fair value of equity awards granted during 2022 that remained unvested as of 2022 year-end, determined as of 2022 year-end	3,186,320	632,020
Increase based on change in fair value during 2022 of equity awards granted in prior fiscal years that were outstanding and unvested as of 2022 year-end	31,442	7,212
Increase based on fair value of equity awards granted during 2022 that vested during 2022, determined as of vesting date	94,569	26,949
Increase based on change in fair value of equity awards granted in prior years that vested in 2022, measured from the end of 2021 to the vesting date	23,590	5,951
Deduction of fair value, measured at end of 2021, of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in 2022	—	—
Increase for dollar value of distributions paid on equity awards during 2022 prior to the vesting date	330,704	77,506
Increase based on incremental fair value for any options modified during 2022	—	—
Compensation Actually Paid FY 2022	7,262,999	2,095,586

Compensation Actually Paid — Fiscal Year 2021
Adjustment Components	CEO ($)	Average of Non-CEO NEOs ($)
Summary Compensation Table ("SCT") Total Compensation FY 2021	6,261,736	1,882,088
Deduction for change in the actuarial present value reported under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the SCT	(137,622)	(56,132)
Increase for Service Cost for Pension Plans	88,500	48,339
Increase for Prior Service Cost for Pension Plans	—	—
Deduction for amounts reported under the "Equity Awards" column of the SCT	(2,896,986)	(598,127)
Increase for fair value of equity awards granted during 2021 that remained unvested as of 2021 year-end, determined as of 2021 year-end	2,832,087	585,242
Increase based on change in fair value during 2021 of equity awards granted in prior fiscal years that were outstanding and unvested as of 2021 year-end	277,091	72,643
Increase based on fair value of equity awards granted during 2021 that vested during 2021, determined as of vesting date	—	—
Increase based on change in fair value of equity awards granted in prior years that vested in 2021, measured from the end of 2020 to the vesting date	134,203	37,585
Deduction of fair value, measured at end of 2020, of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in 2021	(21,197)	(6,676)
Increase for dollar value of distributions paid on equity awards during 2021 prior to the vesting date	246,934	66,245
Increase based on incremental fair value for any options modified during 2021	—	—
Compensation Actually Paid FY 2021	6,784,746	2,031,207

Compensation Actually Paid — Fiscal Year 2020
Adjustment Components	CEO ($)	Average of Non-CEO NEOs ($)
Summary Compensation Table ("SCT") Total Compensation FY 2020	4,160,453	1,489,355
Deduction for change in the actuarial present value reported under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the SCT	(246,179)	(156,537)
Increase for Service Cost for Pension Plans	82,971	44,259
Increase for Prior Service Cost for Pension Plans	—	—
Deduction for amounts reported under the "Equity Awards" column of the SCT	(2,213,621)	(591,308)
Increase for fair value of equity awards granted during 2020 that remained unvested as of 2020 year-end, determined as of 2020 year-end	2,608,426	695,445
Deduction based on change in fair value during 2020 of equity awards granted in prior fiscal years that were outstanding and unvested as of 2020 year-end	(1,033,421)	(283,094)
Increase based on fair value of equity awards granted during 2020 that vested during 2020, determined as of vesting date	682,102	219,896
Deduction based on change in fair value of equity awards granted in prior years that vested in 2020, measured from the end of 2019 to the vesting date	(390,786)	(115,240)
Deduction of fair value, measured at end of 2019, of equity awards granted in prior fiscal years that failed to meet applicable vesting conditions in 2020	—	—
Increase for dollar value of distributions paid on equity awards during 2020 prior to the vesting date	221,351	62,077
Increase based on incremental fair value for any options modified during 2020	—	—
Compensation Actually Paid FY 2020	3,871,296	1,364,853

Certain Relationships
The following graphs illustrate the relationships between compensation actually paid (as disclosed in the Pay Versus Performance Table) and (i) our cumulative TUR, (ii) our net income/(loss), and (iii) our adjusted DCR. A comparison of our cumulative TUR and the cumulative TUR of the Peer Group is also presented.
Compensation Actually Paid vs Cumulative TUR
Compensation Actually Paid vs Net Income/(Loss)

Compensation Actually Paid vs Adjusted DCR

Cumulative TUR vs Peer Group TUR

COMPARISON OF 3-YEAR CUMULATIVE TOTAL RETURN* BETWEEN NUSTAR ENERGY L.P. AND THE ALERIAN MLP INDEX

$140
$120
$100
$80
$60
$40
$20
$0
12/19
12/20
12/21
12/22

*$100 invested on 12/31/19 in units or index, including reinvestment of dividends.
Fiscal years ending December 31.

NuStar Energy L.P.
Alerian MLP

Important Performance Measures
We use several performance measures for our short-term and long-term incentive awards. The following table lists the "most important financial measures" (within the meaning of Item 402(v)(6) of Regulation S-K) and other measures that we use to link compensation actually paid to company performance. These measures are more fully described in this proxy statement in "Compensation Discussion and Analysis," and we hereby incorporate by reference into this section our disclosures regarding the measures listed below that are contained in "Compensation Discussion and Analysis—Elements of Executive Compensation—Bonus Awards" and "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Awards."

Performance Measures
total unitholder return (TUR) - used for Performance Awards
adjusted distribution coverage ratio (DCR) - used for Performance Awards adjusted EBITDA compared to budget - used for Bonus Awards
adjusted distributable cash flow (DCF) compared to budget - used for Bonus Awards
HSE/ESG performance - used for Bonus Awards
adjusted operating and general administrative expense compared to budget - used for Bonus Awards

DIRECTOR COMPENSATION

The following table provides a summary of compensation paid to our directors for service during 2022. Ms. Wade was elected to the Board in 2023, and therefore did not receive any compensation in 2022.

Name	Fees Earned or Paid in Cash ($)(1)	Unit Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Bradley C. Barron	(4)	(4)	(4)	(4)	(4)	(4)
J. Dan Bates	120,000	119,999	n/a	n/a	—	239,999
Jelynne LeBlanc Burley	100,000	119,999	n/a	n/a	—	219,999
William B. Burnett	100,000	119,999	n/a	n/a	—	219,999
William E. Greehey	158,333	—	n/a	n/a	—	158,333
Ed A. Grier	100,000	119,999	n/a	n/a	—	219,999
Dan J. Hill	142,500	119,999	n/a	n/a	—	262,499
Robert J. Munch	100,000	119,999	n/a	n/a	—	219,999
W. Grady Rosier	115,000	119,999	n/a	n/a	—	234,999
Martin Salinas, Jr.	100,000	119,999	n/a	n/a	—	219,999
(1)    The amounts disclosed in this column exclude reimbursement for expenses for transportation to and from Board meetings and lodging while attending meetings.
(2)    The amounts reported represent the grant date fair value of the 2022 grant of restricted units to our non-employee directors (7,458 restricted units) based on the closing price ($16.09) of NuStar Energy's common units on the NYSE on November 16, 2022. Mr. Greehey retired as a member of the Board in 2022 and, accordingly, he did not receive an award of restricted units in 2022. See "Compensation Discussion and Analysis—Impact of Accounting Treatment" and Note 22 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for information regarding the assumptions made in the valuation.
The aggregate number of restricted units held as of December 31, 2022 by each person who served as a director in 2022 is stated below. None of the directors had outstanding unit options as of December 31, 2022. Mr. Barron's holdings are disclosed in the Outstanding Equity Awards table.

Name	Restricted Units (#)
Bates	15,127
Burley	15,127
Burnett	15,127
Greehey	9,894
Grier	16,474
Hill	15,127
Munch	15,127
Rosier	15,127
Salinas	16,474
(3)    Non-employee directors do not participate in these plans.
(4)    Mr. Barron is not compensated for his service as a director of NuStar GP, LLC. His compensation for his service as President and Chief Executive Officer is included above in the Summary Compensation Table.

Directors who are our employees do not receive compensation for serving as directors. Because Mr. Barron is an employee, he is not eligible to receive compensation as our Chairman of the Board or otherwise as a director.
The Compensation Committee periodically engages its independent compensation consultant to review our non-employee director compensation program. Based on the consultant's analysis of our program during 2021, and to be more reflective of market trends, our Board and Compensation Committee approved the following elements of compensation for our non-employee directors, effective November 1, 2021: (i) an annual cash retainer; (ii) an annual restricted unit grant; (iii) an additional annual cash retainer for each committee chair; (iv) an additional annual retainer for the non-employee Chairman of the Board, which includes both cash and restricted units; and (v) an additional annual cash retainer for the independent Presiding Director, each as set forth in the table below. These elements of compensation remained in effect for 2022.

Non-Employee Director Compensation Component	Amount
Annual Cash Retainer ($)	100,000
Annual Restricted Unit Grant ($ value of restricted units)	120,000
Annual Audit and Compensation Committee Chair Additional Retainers ($)	20,000
Annual Nominating/Governance & Conflicts Committee Chair Additional Retainer ($)	15,000
Annual Chairman of the Board Retainer ($37,500 value in restricted units/$75,000 cash)	112,500
Annual Presiding Director Additional Retainer ($)	22,500
As described above, we supplement the cash compensation paid to non-employee directors with an annual grant of restricted units, which vest in equal annual installments over a three-year period. We believe this annual grant of restricted units increases the non-employee directors' identification with the interests of NuStar Energy's unitholders through ownership of common units. Upon a non-employee director's initial election to the Board, the new director receives an initial grant of restricted units equal in value to the annual restricted unit grant at the time. In the event of a "change of control" as defined in the plan governing each award, all unvested restricted units previously granted will immediately vest.

SECURITY OWNERSHIP
Security Ownership of Management and Directors
The following table discloses information as of the Record Date regarding NuStar Energy common units and 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series B preferred units), in each case as beneficially owned (or deemed beneficially owned) by: (i) each director and nominee, (ii) each NEO, and (iii) all of our directors and executive officers as a group.
Unless otherwise indicated in the footnotes to the table, each of the named persons and members of the group has sole voting and investment power with respect to the units shown. None of the units shown are pledged as security and none of the named persons or members of the group beneficially owns (or is deemed to beneficially own) any NuStar Energy 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series A preferred units), 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (Series C preferred units) or Series D Cumulative Convertible Preferred Units (Series D preferred units).

	Common Units		Series B Preferred Units
Name of Beneficial Owner (1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned (2)
Bradley C. Barron	410,110	*	—	*
J. Dan Bates (4)	61,638	*	—	*
Jelynne LeBlanc Burley	20,732	*	—	*
William B. Burnett (5)	37,055	*	—	*
Ed A. Grier	4,508	*	—	*
Dan J. Hill (6)	67,180	*	8,000	*
Robert J. Munch	31,179	*	—	*
W. Grady Rosier (7)	105,566	*	12,000	*
Martin Salinas, Jr.	29,808	*	—	*
Suzanne Allford Wade	—	*	—	*
Mary Rose Brown	217,404	*	—	*
Daniel S. Oliver	120,995	*	—	*
Amy L. Perry	76,424	*	—	*
Thomas R. Shoaf	112,875	*	—	*

All directors and executive officers as a group (15 persons) (8)	1,356,811	1.2%	20,000	*

* The beneficial ownership percentage does not exceed 1% of the class.
(1)The business address for all beneficial owners listed above is 19003 IH-10 West, San Antonio, Texas 78257.
(2)On the Record Date, 110,903,880 common units, 9,060,000 Series A preferred units, 15,400,000 Series B preferred units, 6,900,000 Series C preferred units and 16,346,650 Series D preferred units were outstanding. Beneficial ownership is calculated in accordance with Rule 13d-3 of the Exchange Act.
Our restricted units represent rights to receive NuStar Energy common units upon vesting and, as such, may not be disposed of or voted until vested. The restricted units do not vest within 60 days after the Record Date. Accordingly, the restricted units set forth in the table below are not included in the calculation of beneficial ownership pursuant to Rule 13d-3 and are not reflected in the table above.

Name	Restricted Units Not Reflected in Table Above
Bradley C. Barron	461,159
J. Dan Bates	15,127
Jelynne LeBlanc Burley	15,127
William B. Burnett	15,127
Ed A. Grier	16,474
Dan J. Hill	15,127
Robert J. Munch	15,127
W. Grady Rosier	15,127
Martin Salinas, Jr.	16,474
Suzanne Allford Wade	7,189
Mary Rose Brown	110,645
Daniel S. Oliver	85,736
Amy L. Perry	87,840
Thomas R. Shoaf	114,177

All directors and executive officers as a group (15 persons)	1,030,633
(3)The number of common units shown for Mr. Bates includes 57,057 common units held through a trust.
(4)The number of common units shown for Mr. Burnett includes 37,055 common units held through a trust.
(5)The number of common units shown for Mr. Hill includes 600 common units held through his spouse.
(6)The number of common units shown for Mr. Rosier includes an aggregate of 79,215 common units held through two trusts.
(7)The number of common units shown as beneficially owned by all directors and executive officers as a group includes the units held as described in footnotes (3) through (6) above.

Security Ownership of Certain Beneficial Owners
The following table discloses information regarding each holder known to us to be the beneficial owner of more than 5% of NuStar Energy's outstanding common units or Series D preferred units, based upon reports filed by such holders with the SEC.

	Common Units		Series D Preferred Units
Name and Address of Beneficial Owner	Number of Units Beneficially Owned	Percentage of Units Beneficially Owned(1)	Number of Units Beneficially Owned (2)	Percentage of Units Beneficially Owned(1)(2)
Invesco Ltd. (3)	20,686,215	18.7%	—	—
ALPS Advisors, Inc. (4)	14,852,307	13.4%	—	—
William E. Greehey (5)	10,030,439	9.0%	—	—
EIG Nova Equity Aggregator, L.P. (6)	—	—	11,706,339	71.6%
(1)The beneficial ownership percentages for the security holders listed in the table are based on the number of common units and Series D preferred units outstanding as of the Record Date.
(2)The Series D preferred units vote on an as-converted basis with our common units and have certain other class voting rights with respect to, among other things, any amendment to our partnership agreement that would be materially adverse to any of the rights, preferences or privileges of the Series D preferred units. Each holder of Series D preferred units may convert all or any portion of its Series D preferred units into common units on a one-for-one basis, subject to the terms of our partnership agreement.
(3)As reported on a Schedule 13G/A filed on January 10, 2023, Invesco Ltd. (Invesco), in its capacity as a parent holding company to investment advisers, may be deemed to beneficially own, and has sole voting and dispositive power with respect to 20,686,215 common units as of December 31, 2022. The shareholders of the fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of the securities. Invesco's business address is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.
(4)As reported on a Schedule 13G/A filed on February 13, 2023, ALPS Advisors, Inc. (AAI) is an investment adviser that, as of December 31, 2022, may be deemed to beneficially own, and has shared voting and dispositive power with respect to, 14,852,307 common units. The 14,852,307 common units that AAI may be deemed to beneficially own include 14,776,027 common units that Alerian MLP ETF (Alerian), an investment company, may be deemed to beneficially own. Alerian has shared voting and dispositive power with respect to the 14,776,027 common units. The funds advised by AAI have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, the securities. AAI disclaims beneficial ownership of the common units. The business address of AAI and Alerian is 1290 Broadway, Suite 1000, Denver, Colorado 80203.
(5)Mr. Greehey is our former Chairman of the Board, and his business address is 19003 IH-10 West, San Antonio, Texas 78257. The number of common units reported for Mr. Greehey is as of the Record Date and includes 30,000 common units held by Mr. Greehey through a family limited partnership, but does not include 9,894 outstanding restricted units granted to Mr. Greehey during his service on our Board.
(6)As reported on a Schedule 13D/A filed on November 22, 2022, EIG Nova Equity Aggregator, L.P. (EIG) is a holding company for certain funds managed or advised by EIG Management Company, LLC (the Manager) and, as such, may be deemed to beneficially own 11,706,339 common units issuable upon conversion of the Series D preferred units held by EIG. On an as-converted basis, the Series D preferred units reflected in the table above would represent about 9.6% of our outstanding common units as of the Record Date. The funds' investment committees have the power to vote or direct the vote of, and to dispose or direct the disposition of, the common units held by the funds. The business address of EIG and EIG Nova Equity GP, LLC is 600 New Hampshire Avenue NW, Suite 1200, Washington, DC 20037.

Equity Compensation Plan Information
The following table discloses information as of December 31, 2022 regarding the equity compensation plans of NuStar Energy, which are described further in Note 22 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.

Plan categories	Number of securities to be issued upon exercise of outstanding unit options, warrants and rights (#)		Weighted-average exercise price of outstanding unit options, warrants and rights ($) (1)	Number of securities remaining for future issuance under equity compensation plans (#)
Equity Compensation Plans approved by security holders (2)	2,882,853	(3)	—	1,064,199
Equity Compensation Plans not approved by security holders (4)	109,940		—	—
Total	2,992,793		—	1,064,199
(1)There were no unit options, warrants or similar rights outstanding as of December 31, 2022.
(2)The information in this row pertains to the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan (as amended from time to time, the 2000 LTIP) and the 2019 LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the 2000 LTIP terminated with respect to new grants; however, unvested awards granted under the 2000 LTIP prior to April 23, 2019 remain outstanding.
(3)The amount reported represents restricted units.
(4)The information in this row represents restricted units outstanding under the NuStar GP Holdings, LLC Long-Term Incentive Plan (as amended from time to time, the NSH LTIP), which we assumed at the closing of the the 2018 merger pursuant to which NuStar GP Holdings, LLC became a subsidiary of NuStar Energy. Although the former unitholder of NuStar GP Holdings, LLC approved the NSH LTIP prior to NuStar GP Holdings, LLC's initial public offering, NuStar Energy's unitholders have not approved the NSH LTIP. Effective with the April 23, 2019 unitholder approval of the 2019 LTIP, the NSH LTIP terminated with respect to new grants; however, unvested awards granted under the NSH LTIP prior to April 23, 2019 remain outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
Our Board has adopted a related person transaction policy. For purposes of the policy, a related person transaction is a transaction that is not available to all employees generally or involves $10,000 or more when aggregated with similar transactions and is between NuStar Energy and: (1) any member of the Board, Vice President, Section 16 officer or any other person designated for these purposes as an officer by the Board; (2) any beneficial owner of five percent or more of any class of voting securities of NuStar Energy or its controlled affiliates; (3) any immediate family member of persons identified in (1) or (2) above; or (4) any entity that is owned or controlled by someone listed in (1), (2) or (3) above (or in which someone listed in (1), (2) or (3) above has a five percent or greater ownership interest or controls such entity).
Related person transactions must be reviewed by the Nominating/Governance & Conflicts Committee and approved by a majority of the disinterested members of the Board, unless the transaction relates to executive compensation matters approved by our Compensation Committee, non-employee director compensation matters approved by our Board or NuStar Energy's general employee compensation programs. In addition, our Section 16 officers and directors have an affirmative obligation under the policy to inform and provide updates to our Corporate Secretary regarding his or her immediate family members, as well as any entities which he or she controls or of which he or she owns five percent or more.
Transactions with Management and Others
On December 10, 2007, NuStar Logistics, L.P., our wholly owned subsidiary, entered into a non-exclusive Aircraft Time Sharing Agreement (the Time Share Agreement) with William E. Greehey, our former Chairman of the Board. The Time Share Agreement provides that NuStar Logistics, L.P. will sublease the aircraft to Mr. Greehey on an "as needed and as available" basis, and will provide a fully qualified flight crew for all of Mr. Greehey's flights. Mr. Greehey will pay NuStar Logistics, L.P. an amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, which expenses include and are limited to: fuel oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; hangar and tie down costs away from the aircraft’s base of operation; insurance obtained for the specific flight; landing fees, airport taxes and similar assessments; customs, foreign permit and similar fees directly related to the flight; in-flight food and beverages; passenger ground transportation; flight planning and weather contract services; and an additional charge equal to 100% of the costs of the fuel oil, lubricants and other additives. The Time Share Agreement had an initial term of two years, and automatically renews for one-year terms until terminated by either party. The Time Share Agreement was approved by the disinterested members of the Board on December 5, 2007. The Time Share Agreement was amended as of September 4, 2009 to reflect the addition of another aircraft and as of August 18, 2017 to reflect a change in the aircraft owner trustee.
John D. Greehey, one of our employees, is the son of Mr. Greehey. As such, he is deemed to be a "related person" under Item 404(a) of the SEC's Regulation S-K. John Greehey is a Vice President of certain subsidiaries of NuStar Energy. In 2022, he did not attend any Board or committee meetings. The aggregate value of total direct compensation paid to John Greehey with respect to 2022 was less than $640,000. There were no material differences between the compensation paid to John Greehey and the compensation paid to any other employees who hold analogous positions.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF KPMG LLP
(Item 2 on the Proxy Card)

On February 23, 2023, the Audit Committee recommended and the Board approved the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. KPMG served as our independent registered public accounting firm for the fiscal year ended December 31, 2022 and has served as such since 2004.

✓	Our Board recommends that you vote "FOR" the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2023.
The Board requests Unitholder approval of the following resolution:
RESOLVED, that the appointment of the firm of KPMG as the independent registered public accounting firm for NuStar Energy L.P. for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of NuStar Energy L.P. and its subsidiaries for the fiscal year ending December 31, 2023 is hereby approved and ratified.
If Unitholders do not approve the ratification of the appointment of KPMG at the 2023 Annual Meeting, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of our independent auditing services required for 2023. The Audit Committee, however, would take the lack of Unitholder approval into account when recommending an independent registered public accounting firm for fiscal year 2024.
Representatives of KPMG are expected to be present at the 2023 Annual Meeting to respond to appropriate questions raised at the 2023 Annual Meeting. The representatives also may make a statement if they desire to do so.
KPMG LLP FEES

The aggregate fees for professional services rendered to us by KPMG for the years ended December 31, 2022 and 2021 were:

Category of Service	2022	2021
Audit fees (1)	$2,777,000	$2,553,000
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	60,000	—
Total	$2,837,000	$2,553,000
(1)Audit fees for 2022 and 2021 were for professional services rendered by KPMG in connection with the audits of our annual financial statements for the years ended December 31, 2022 and 2021, respectively, included in our Annual Reports on Form 10-K, reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of December 31, 2022 and 2021, respectively, and related services that are normally provided by the principal auditor (e.g., comfort letters and assistance with review of documents filed with the SEC).
(2)The amount listed for "All other fees" for 2022 is for professional advisory services rendered by KPMG.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has adopted a pre-approval policy to address the approval of all services to be rendered to us by our independent auditor and to ensure that the provision of any non-audit services does not impair the auditor's independence. None of the services provided by KPMG for 2022 or 2021 were approved by the Audit Committee pursuant to the pre-approval waiver contained in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

AUDIT COMMITTEE REPORT
Management of NuStar GP, LLC is responsible for NuStar Energy's internal controls and the financial reporting process. KPMG, NuStar Energy's independent registered public accounting firm for the year ended December 31, 2022, is responsible for performing an independent audit of NuStar Energy's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and generally accepted auditing standards, and an audit of NuStar Energy's internal control over financial reporting in accordance with the standards of the PCAOB and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of NuStar Energy's independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.
The Audit Committee has reviewed and discussed NuStar Energy's audited consolidated financial statements with management and KPMG. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from KPMG required by applicable requirements of the PCAOB concerning independence and has discussed with KPMG its independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of NuStar Energy be included in NuStar Energy's Annual Report on Form 10-K for the year ended December 31, 2022.
    Members of the Audit Committee:
J. Dan Bates (Chairman)
William B. Burnett
Dan J. Hill
Robert J. Munch
Martin Salinas, Jr.

The Audit Committee Report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference into any of NuStar Energy's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3
APPROVAL OF AMENDED AND RESTATED
NUSTAR ENERGY L.P. 2019 LONG-TERM INCENTIVE PLAN
(Item 3 on the Proxy Card)

Our Board has approved and is asking Unitholders to approve the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (hereafter, the A&R LTIP). If approved by the Unitholders, the changes that will be implemented by the A&R LTIP (as compared to the existing 2019 Long-Term Incentive Plan, hereafter the 2019 LTIP) are:

•an increase in the number of common units available for issuance under the plan by 2,500,000;
•extension of the term of the plan until the tenth anniversary of the 2023 Annual Meeting;
•a requirement for any Performance Period (as defined in the 2019 LTIP) to have a duration of at least one year;
•a requirement that Options and Restricted Units (as defined in the 2019 LTIP) have a minimum one-year vesting period, subject to certain exceptions; and
•other administrative revisions that are marked in Appendix A attached to this proxy statement.

If approved by Unitholders, the A&R LTIP will become effective on April 27, 2023, the date of our 2023 Annual Meeting. If Unitholder approval is not obtained, we will continue to use the existing 2019 LTIP to grant unit-based compensation until the common units available for issuance under the 2019 LTIP are exhausted or the term of the 2019 LTIP expires.

✓	Our Board recommends that you vote "FOR" the approval of the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan.

The 2019 LTIP was originally adopted on April 23, 2019 with 2,500,000 common units available for grants of unit-based awards. On April 29, 2021, our Unitholders approved an amendment to authorize an additional 2,500,000 units for issuance under the 2019 LTIP. As of the Record Date, 980,594 common units remained available for grant under the 2019 LTIP. The 2019 LTIP replaced the predecessor 2000 LTIP and NSH LTIP (collectively, the Prior Plans), with the Prior Plans terminating with respect to future grants of awards. The A&R LTIP will allow us to continue providing unit-based incentive awards to our employees and directors while maintaining what we believe to be reasonable burn rates and potential dilution. The following table summarizes for each of the last three fiscal years (1) the number of awards granted under the 2019 LTIP and (2) the burn rate.

	2020	2021	2022
Stock options:
(a) Granted	—	—	—
Restricted units:
(b) Granted (1)	1,454,998	1,049,081	1,206,824
Unit awards:
(c) Granted	834,224	—	280,685
(d) Settlement of Performance Cash Awards in common units	—	43,733	137,931
Performance units:
(e) Granted	—	4,021	—
(f) Performance Adjustment (2)	72,951	—	14,839
(g) Total granted (a+b+c+d+e+f)	2,362,173	1,096,835	1,640,279
(h) Weighted average common units outstanding	109,155,117	109,585,635	110,341,206
Burn rate (g/h)	2.16%	1.00%	1.49%
(1)Restricted units granted exclude cash-settled awards made to our international employees.
(2)In 2020, 72,951 units were granted and issued upon the vesting of performance units earned at 198% of target related to performance units granted in 2019 and 2018. In 2022, 14,839 units were granted and issued upon the vesting of performance units earned at 150% of target related to performance units granted in 2019.

We believe that broad-based equity ownership is a powerful employee incentive and retention tool. During 2022, approximately 54% of our employees received long-term incentive awards under the 2019 LTIP. We believe that paying a significant portion of compensation through unit-based awards is an important vehicle to help us attract, retain, motivate and reward our employees while aligning the interests of our employees and our directors with our unitholders. We believe that the benefits to our unitholders resulting from the ability to grant unit-based incentive awards to our employees and directors outweigh the potential dilutive effect of awards under the A&R LTIP.

The following table discloses potential dilution and potential full dilution from the 2019 LTIP and the Prior Plans as of December 31, 2022.

		Common Units
(a)	Common units available under 2019 LTIP as of December 31, 2022	1,064,199
(b)	Additional common units that will become available for issuance under the A&R LTIP (1)	2,500,000
(c)	Common units underlying previously granted outstanding performance unit awards	—
(d)	Common units underlying previously granted outstanding restricted unit awards	2,992,793
(e)	Subtotal - outstanding and potential new awards (b+c+d)	5,492,793
(f)	Common units outstanding as of December 31, 2022	110,818,718
	Potential dilution (a+e/f)	5.92%
	Potential full-dilution (a+e)/(a+e+f)	5.59%
(1)Assumes that the A&R LTIP is approved by Unitholders and the number of common units available for grant under the A&R LTIP increases by 2,500,000 units.
Long-Term Incentive Plan Awards

The A&R LTIP is intended to promote the interests of NuStar Energy by providing employees, consultants and directors of NuStar GP, LLC, NuStar Energy and their respective affiliates who perform services for NuStar Energy (and its subsidiaries) with unit-based incentive awards for superior performance. The A&R LTIP also is intended to enhance our ability to attract and retain the services of individuals who are key to our growth and profitability, and to encourage them to devote their best efforts to the business and interests of NuStar Energy.

Awards under the A&R LTIP will be discretionary. No grants have been made that are subject to Unitholder approval of the A&R LTIP. Because grants under the A&R LTIP will be discretionary, it is not possible at this time to predict the number of grants or the persons to whom grants will be made in the future under the A&R LTIP.

The following table discloses awards (denominated in units) made under the existing 2019 LTIP during the fiscal year ended December 31, 2022 to (1) our NEOs, (2) all of our current executive officers as a group, (3) all of our current directors who are not executive officers as a group and (4) all of our employees, including current officers who are not executive officers, as a group. Since the inception of the 2019 LTIP, NuStar Energy has not granted Option awards.

	Unit Awards (#) (1)	Restricted Unit Awards (#)	Performance Awards Settled in Units (#) (2)
Bradley C. Barron	28,521	199,145	57,448
Thomas R. Shoaf	11,445	45,270	16,825
Mary Rose Brown	10,780	42,875	17,038
Amy L. Perry	9,820	35,150	12,942
Daniel S. Oliver	9,694	34,710	12,774
Executive Officers as a group	74,917	372,405	123,569
Current Directors (non-officers) as a group	—	59,664	—
Non-Executive Officer employee group	205,768	774,755	14,362
(1)Represents the portion of the 2021 annual incentive bonus that was paid in 2022 in the form of units.
(2)Represents the settlement in units of performance awards that vested in January 2022.

Summary of the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan

Administration

The A&R LTIP will be administered by a committee (referred to as the Committee for purposes of this Proposal 2 only) of directors designated by the Board. Unless otherwise determined by the Board, the Committee will consist of two or more members of the Board, each of whom is intended to be (1) a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and (2) "independent" within the meaning of the rules of the NYSE. The Board currently administers the 2019 LTIP with respect to our non-employee directors, while the Compensation Committee currently administers the 2019 LTIP with respect to all other participants.

Subject to the terms of the A&R LTIP and applicable law, the Committee will have full power and authority to:

•determine individuals eligible to participate in the A&R LTIP and designate participants;
•determine the types of awards to be granted to participants;
•determine the number of common units to be covered by awards, and the terms and conditions of any award;
•determine whether, to what extent, and under what circumstances awards may be settled, exercised, canceled or forfeited or the vesting or exercisability of such awards may be accelerated;
•interpret and administer the A&R LTIP, the terms of an award and any agreement evidencing an award;
•establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the A&R LTIP; and
•make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the A&R LTIP.

The Committee may delegate some or all of its power and authority under the A&R LTIP to the Board, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or another executive officer, as the Committee deems appropriate and subject to applicable law. However, the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or another executive officer with regard to (1) the selection for participation in the A&R LTIP of any person subject to Section 16 of the Exchange Act or (2) decisions concerning the timing, pricing or amount of an award to any such person.

Common Units Available for Awards

Subject to adjustments as described below, awards may be granted under the A&R LTIP with respect to 7,500,000 common units, which consists of: (i) the original authorization of 2,500,000 common units, (ii) the increase of 2,500,000 common units approved in 2021, and (iii) the increase of 2,500,000 common units if Unitholders approve the A&R LTIP at the 2023 Annual Meeting.

As of the Record Date, 980,594 common units remained available for grant under the 2019 LTIP. The closing sales price of our common units reported on the NYSE on the Record Date was $15.72 per common unit.

If an award granted under the A&R LTIP or a Prior Plan expires, is cancelled, exercised, paid or otherwise terminated without the delivery of common units, then the common units covered by such award, to the extent of such expiration, cancellation, exercise, payment or termination, will again be available for grant under the A&R LTIP. In addition, common units subject to an award under the A&R LTIP, the 2019 LTIP or a Prior Plan will again be available for issuance under the A&R LTIP if such common units are (1) common units that were subject to an option and were not issued or delivered upon the net settlement or net exercise of such option or (2) common units delivered to or withheld by NuStar Energy or the applicable employer or an affiliate thereof to pay the purchase price or the withholding taxes related to an outstanding award. If common units issued under the A&R LTIP are reacquired by NuStar Energy or NuStar GP, LLC pursuant to any forfeiture provision, such common units will again be available for grant under the A&R LTIP. Common units repurchased on the open market with the proceeds of an option exercise will not again become available under the A&R LTIP.

Any common units delivered pursuant to an award will consist, in whole or in part, of (i) NuStar Energy common units acquired in the open market, from NuStar Energy, NuStar GP, LLC, any affiliate or any other person, or (ii) newly issued NuStar Energy common units, or (iii) any combination of the foregoing, as determined by the Committee in its discretion.

The Committee will be authorized to make adjustments to the terms and conditions of awards in recognition of certain extraordinary, infrequently occurring or non-recurring events affecting NuStar Energy, the common units or NuStar Energy's financial statements, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate to maintain the benefits or potential benefits intended to be made available under the A&R LTIP. If the Committee determines that a transaction or event affects the common units such that an adjustment is determined by the Committee to be appropriate, then the Committee shall, in a manner it may deem equitable and in accordance with the terms of the A&R LTIP, adjust:
•the number and type of units (or other securities or property) with respect to which awards may be granted;
•the number and type of units (or other securities or property) subject to outstanding awards; and
•if deemed appropriate, make a provision for a cash payment to the holder of an outstanding award.

Eligibility

As determined by the Committee, any employee, consultant or director of NuStar GP, LLC, NuStar Energy or an affiliate of either of the foregoing will be eligible to receive awards under the A&R LTIP. An "affiliate" generally means an entity or person that indirectly or directly, through one or more intermediaries, controls, is controlled by or is under common control with another. The terms and conditions of awards need not be the same with respect to each participant.

As of the Record Date, nine non-employee directors and approximately 1,150 employees would be eligible to participate in the A&R LTIP if selected by the Committee. Although consultants are eligible to participate in the A&R LTIP, the Committee has not previously granted equity awards to consultants.

Claw-Back Policy

All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any award or upon the receipt or resale of any common units underlying the award) will be subject to the provisions of any claw-back policy implemented by, as applicable, NuStar GP, LLC, NuStar Energy or any of their respective affiliates, including, without limitation, any claw-back policy adopted to comply with the requirements of the NYSE Listing Standards, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable awards and/or in any applicable award agreement.

Types of Awards

Options, restricted units, performance awards (in the form of performance units or performance cash), and unit awards may be granted under the A&R LTIP. Awards under the A&R LTIP may, in the discretion of the Committee, be granted alone or in addition to, or in tandem with, any other award granted under the A&R LTIP. Awards also may be granted in tandem with DERs, which are contingent rights to receive an amount in cash equal to the cash distributions made by NuStar Energy with respect to a common unit during the period such award is outstanding. Awards will not be assignable or transferable by the participant other than by will or by the laws of descent and distribution. The term of each award will be determined by the Committee but will not exceed 10 years.

Options

The Committee will have the authority to determine the participants to whom options (Options) to purchase common units of NuStar Energy under the A&R LTIP will be granted, the number of common units to be covered by each Option, the exercise price for each unit under the Option and the conditions and limitations applicable to the exercise of the Option. Holders of Options will not be entitled to receive DERs with respect to the common units subject to Options.

The A&R LTIP provides that the price per unit purchasable under an Option may not be less than 100% of the fair market value of a common unit on the grant date of the Option. The Committee also will determine the restricted period (the time or times after which an Option (or any portion thereof) vests and may be exercised in whole or in part), the applicable performance goals, if any, and the method or methods by which a participant may pay the exercise price.

Once an Option (or any portion thereof) becomes vested in accordance with the applicable vesting schedule, the Option (or such portion thereof) will remain exercisable for a period of 10 years from the grant date, or for a shorter period that may be specified by the Committee or the terms of the award. No participant will have any rights of a unitholder with respect to any common units covered by an Option until the participant has exercised the Option, paid the exercise price and has been issued the common units.

Other than in connection with a change of control transaction described below or the adjustment provisions of the A&R LTIP described above, without the approval of our Unitholders, the Committee may not:

•reduce the exercise price of any previously granted Option;
•cancel (or accept surrender of) any previously granted Option in exchange for another Option with a lower exercise price; or
•cancel (or accept surrender of) any previously granted Option in exchange for cash or another award if the exercise price of the Option exceeds the fair market value of a common unit on the date of such cancellation.

Restricted Units

The Committee will have the authority to grant phantom units (referred to as Restricted Units) under the A&R LTIP, each of which will represent a contractual right to receive, upon or following vesting, a common unit or, if expressly provided by the Committee in the terms of the applicable award or agreement, a cash payment equal to the fair market value of a common unit on the date of vesting. The Committee will have the authority to determine the participants to whom Restricted Units may be granted, the number of Restricted Units to be granted to each such participant, the duration of the restricted period, the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish with respect to such awards.

The Committee also may include a tandem grant of a DER, which will entitle the participant to receive cash equal to any cash distributions made on NuStar Energy's common units prior to the vesting of the Restricted Units, which may be paid directly to the participant, credited to a bookkeeping account or subject to additional restrictions that may be determined by the Committee. However, if the Committee awards DERs with respect to Restricted Units that are subject to performance-based vesting conditions, then any such DERs will be subject to the same vesting conditions as the underlying awards.

Performance Awards

The Committee will have the authority to grant performance-based awards to participants, in the form of performance units, performance cash awards or DERs, subject to performance goals and performance periods as the Committee determines (collectively, Performance Awards). The Committee will have complete discretion in determining the number and/or value of any Performance Awards granted to each participant, as well as any conditions to forfeiture. However, if the Committee awards DERs with respect to Performance Awards, then any such DERs will be subject to the same vesting conditions as the underlying awards.

The Committee will set performance goals, in its discretion, for each participant who is granted a Performance Award. Performance goals may include alternative and multiple performance goals and may be based on one or more business and/or financial criteria. In establishing the performance goals, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for NuStar Energy or any affiliate: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) unit price measures (including but not limited to total unitholder return); (4) market share; (5) earnings per unit (actual or targeted growth); (6) earnings before interest, taxes, depreciation and amortization (EBITDA); (7) economic value added (EVA); (8) cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors' capital and return on average equity); (10) operating metrics (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); (11) expense control measures (including but not limited to overhead cost and general and administrative expense); (12) margins; (13) unitholder value; (14) proceeds from dispositions; (15) pipeline and terminal utilization; (16) total market value; (17) corporate values measures (including but not limited to ethics, compliance, environmental and safety); (18) distributable cash flow or distribution coverage ratio; or (19) such other goals, whether or not listed in the A&R LTIP, as selected by the Committee. The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such performance goals are met will determine the number and/or value of the Performance Award to the participant. The Committee is authorized to make adjustments in the method of calculating attainment of performance goals, and adjust the performance results upon which awards are based under the A&R LTIP accordingly.

Unit Awards

The Committee will have the authority to determine the participants to whom awards of fully vested common units (Unit Awards) may be granted, the number of common units to be granted to each such participant, the conditions under which the common units awarded thereunder may be granted and such other terms and conditions as the Committee may establish with respect to such awards. Upon or as soon as reasonably practicable following the grant of a Unit Award, subject to satisfying his or her tax withholding obligations under the A&R LTIP, the participant will be entitled to receive a common unit certificate (or book-entry account, as applicable) so that the participant will then hold an unrestricted NuStar Energy common unit.

Definition and Effect of Change of Control

Upon a change of control (as generally defined below), all awards granted under the A&R LTIP will automatically vest and become payable or exercisable, as the case may be, in full. All restricted periods will terminate and all performance goals, if any, will be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon a change of control, the Committee may, in its discretion, cancel that Option or provide for an assumption of that Option or a replacement grant on substantially the same terms. However, upon any cancellation of an Option that has a positive "spread," the holder will be paid an amount in cash and/or other property, as determined by the Committee, equal to the spread of the Option and, in the event there is no positive spread, the Option will be canceled without any payment for the Option.

Generally, a "change of control" under the A&R LTIP occurs upon one or more of the following events: (1) a sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of NuStar Energy to any person or its affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, NuStar GP, LLC, NuStar Energy or any of their respective affiliates; (2) the consummation of a consolidation or merger of NuStar Energy with or into another entity pursuant to a transaction in which the outstanding voting interests of NuStar Energy are changed into or exchanged for cash, securities or other property, other than any such transaction where: (a) all outstanding voting interests of NuStar Energy are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent; and (b) the holders of the voting interests of NuStar Energy immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction; (3) a person or group is or becomes a beneficial owner of more than 50% of all voting interests of NuStar Energy then outstanding other than in a merger or consolidation that would not constitute a change of control under clause (2) above; or (4) the limited partners of NuStar Energy approve, in one or a series of transactions, a plan of liquidation or dissolution of NuStar Energy.

Amendment and Termination

Subject to applicable law, the Board may amend the A&R LTIP as it deems advisable, except the Board must obtain the approval of our Unitholders to amend the A&R LTIP if:
•unitholder approval is required by applicable law, rule or regulation, including any rule of the NYSE or any other stock exchange on which the common units are then traded; or
•the amendment seeks to modify the prohibition on repricing described above.

The Committee may waive any conditions or rights under, amend any terms of, or alter any award granted under the A&R LTIP, but no amendment to the A&R LTIP or any award granted thereunder may adversely affect material rights of a holder of an outstanding award without the consent of that holder.

Term of the Plan

If approved, the A&R LTIP will continue until the date terminated by the Board or such date on which common units are no longer available for grant under the A&R LTIP, whichever comes first. Notwithstanding the foregoing, no awards will be made under the A&R LTIP after the tenth anniversary of its effective date. The 2019 LTIP is scheduled to terminate on April 29, 2031. If Unitholders approve the A&R LTIP, the A&R LTIP will terminate on April 27, 2033.

Federal Tax Consequences

The following is a general description of federal income tax consequences of Options, Restricted Units, Performance Awards and Unit Awards granted under the A&R LTIP. It is a general summary only. This general description does not discuss the applicability of income tax laws of any state or local government or foreign country, nor does it address employment tax consequences. This description is based on current law and is subject to change (possibly retroactively). The tax treatment of participants in the A&R LTIP could vary depending upon each participant's particular circumstances and may, therefore, be subject to special rules not discussed below. Options that provide for a "deferral of compensation" within the meaning of Section 409A of the Code, Restricted Units and certain other awards that may be granted pursuant to the A&R LTIP could be subject to additional taxes unless designed either to comply with or to be exempt from Section 409A of the Code.

Options

Options granted under the A&R LTIP will be non-statutory options under the Code. Generally, there will be no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the grant of an Option under the A&R LTIP. Generally, upon the exercise of Options, participants will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common units at the time of exercise over the exercise price of the Option. NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units acquired by exercise of an Option, any appreciation (or depreciation) in the value of common units after the exercise of the Option will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code based on the assets of NuStar Energy at the time of the sale.

Restricted Units

A Restricted Unit awarded under the A&R LTIP will represent a contractual right of the participant to receive one common unit (or, if provided by the Committee, a cash payment equal to the value of one common unit) upon the satisfaction of the conditions necessary for the vesting. Generally, there are no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the award of a Restricted Unit. Generally, upon the vesting of Restricted Units, the participants will recognize ordinary compensation income in an amount equal to the fair market value of the common units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the Restricted Unit are paid to the participant. In each case, NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired from the settlement of Restricted Units, any appreciation (or depreciation) in the value of common units after the settlement will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code as described above.
Performance Awards

Generally, there are no federal income tax consequences to participants, NuStar Energy, NuStar GP, LLC or their respective affiliates upon the grant of a Performance Award. Upon settlement of performance awards, participants will recognize ordinary compensation income in an amount equal to the fair market value of the common units received or the amount of cash received. The participant will recognize ordinary compensation income when DERs, if any, granted in tandem with the performance award are paid to the participant. In each case, NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired from the settlement of Performance Awards, any appreciation (or depreciation) in the value of common units after the settlement will be treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period, or as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code as described above.

Unit Awards

In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a Unit Award when the units are received. NuStar Energy or one of its affiliates generally will be entitled to a corresponding federal income tax deduction. Upon the sale of common units, if any, acquired pursuant to Unit Awards, any appreciation (or depreciation) in the value of common units after receipt will be treated as ordinary income to the extent of any required recharacterization action under Section 751(b) of the Code as described above.

Withholding and Other Tax Obligations

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income with respect to an award under the A&R LTIP, whether such recognition is as a result of the grant, vesting, settlement or exercise of such award, as applicable, or otherwise.
Code Limitations on Deductibility

In order for the amounts described above to be deductible by NuStar Energy or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Limited Partnership Interest

NuStar Energy is not a taxable entity and, as such, it does not incur any federal income tax liability. Instead, each holder of common units is required to report on his or her income tax return his or her share of our income, gains, losses and deductions in computing his or her federal income tax liability, regardless of whether cash distributions are made to him or her by us. Distributions by NuStar Energy to a holder of common units generally are not taxable unless the amount of cash distributed is in excess of the holder’s adjusted tax basis in his or her common units. Usually during the first quarter of each year, NuStar Energy will mail to each holder of common units a Schedule K-1 showing the amounts of income, gains, losses and deductions that the holder is required to reflect on his or her federal income tax return as a limited partner for the preceding year.

Text of the A&R LTIP

The full text of the A&R LTIP, marked to reflect changes, is attached as Appendix A to this proxy statement. Statements made in this proxy statement with respect to the A&R LTIP should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the A&R LTIP attached as Appendix A to this proxy statement.

ADDITIONAL INFORMATION
Advance Notice Required for Unitholder Proposals and Nominations for the 2024 Annual Meeting
If you plan to submit a proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2024 Annual Meeting of unitholders pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 17, 2023. Unitholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.
Our partnership agreement permits unitholders, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2024 Annual Meeting and have such nominee included in our proxy statement, you must comply with the requirements contained in our partnership agreement, including the requirement to provide timely notice in writing. Your written notice must be received by our general partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than January 29, 2024 and no earlier than December 29, 2023. Our partnership agreement contains other requirements, such as requirements regarding ownership, the content of the written notice and attendance at the meeting.
In addition to satisfying the foregoing requirements, to comply with the SEC's universal proxy rules, unitholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
Unitholders are urged to review all applicable rules, our partnership agreement and consult legal counsel before submitting a proposal or nomination.
Other Business
If any matters not referred to in this proxy statement properly come before the 2023 Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2023 Annual Meeting.
Financial Statements
Consolidated financial statements and related information for NuStar Energy, including audited financial statements for the fiscal year ended December 31, 2022, are contained in our Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC, and you may review this report on the internet as indicated in the Notice as well as on our website at www.nustarenergy.com (Investors > SEC Filings).
Householding
SEC rules allow companies to send a single Notice or single copy of annual reports, proxy statements and other disclosure documents (the Proxy Materials) to two or more unitholders sharing the same address, subject to certain conditions. These "householding" rules are intended to provide convenience for unitholders and cost savings for companies by reducing the number of duplicate documents that unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple unitholders sharing the same address unless we have received contrary instructions. If your units are held by an intermediary broker, dealer or bank in "street name," your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.
If your units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to our Corporate Secretary at the address indicated on the cover page of this proxy statement or emailing corporatesecretary@nustarenergy.com. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent
Computershare Investor Services serves as our transfer agent, registrar and distribution paying agent with respect to our units. Correspondence relating to any unit accounts, distributions or transfers of unit certificates should be addressed to:
Computershare
P.O. Box 43006
Providence, RI 02940-3006
Overnight correspondence should be sent to:

Computershare
150 Royall Street, Suite 101
Canton, MA 02021
Phone numbers for Computershare are (888) 726-7784 and (781) 575-3120.
The unitholder website is: www.computershare.com/investor, and the unitholder website for unit inquiries is:
https://www-us.computershare.com/investor/contact.

Appendix A

AMENDED AND RESTATED NUSTAR ENERGY L.P.
2019 LONG-TERM INCENTIVE PLAN
Amended and Restated as of April ~~29~~27, ~~2021~~2023

SECTION 1.    Purpose of the Plan.

The Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), by providing to employees, consultants and directors of NuStar GP, LLC, a Delaware limited liability company (the “Company”), the Partnership and their respective Affiliates who perform services for the Partnership and its subsidiaries with Unit-based incentive awards for superior performance. The Plan is also intended to enhance the Company’s, the Partnership’s and their Affiliates’ ability to attract and retain the services of individuals who are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the Partnership’s interests.

SECTION 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the immediately preceding two sentences, with respect to Options that are intended to comply with Treasury Regulation § 1.409A-1(b)(5)(i)(A), “Affiliate” means a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Participant performs services. For purposes of this Section 2.1, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership or limited liability company, ownership of at least 50% of the profits interest or capital interest of such entity; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation § 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate; or (v) in the case of any other entity not listed in the preceding clauses (i) through (iv), ownership of at least 50% of the voting power or value of such entity, as determined by the Committee.

2.2    “Agreement” means any written or electronic agreement evidencing an Award under this Plan.

2.3    “Award” means a grant of one or more Options, Performance Units, Performance Cash, Restricted Units or Unit Awards, and any tandem DERs granted with respect to such Award.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Cause” shall have the meaning set forth in the Agreement or any employment, severance or similar agreement between the Participant and the Employer or any of its Affiliates, provided that if the Participant is not a party to an Agreement or employment, severance or similar agreement that contains such definition, then “Cause” shall mean the:

(i)    conviction of the Participant by a state or federal court of a felony involving moral turpitude;

(ii)    conviction of the Participant by a state or federal court of embezzlement or misappropriation of funds of the Company, the Partnership or any of their respective Affiliates;

(iii)    the Company’s (or applicable Affiliate’s, including the Partnership) reasonable determination that the Participant has committed an act of fraud, embezzlement, theft or misappropriation of funds in connection with such Participant’s duties in the course of his or her service with the Employer;

(iv)    the Company’s (or its applicable Affiliate’s, including the Partnership) reasonable determination that the Participant has engaged in gross mismanagement, negligence or misconduct which causes or could potentially cause material loss, damage or injury to the Company, the Partnership or any of their respective Affiliates or their respective employees; or

(v)    the Company’s (or applicable Affiliate’s, including the Partnership) reasonable determination that (a) the Participant has violated any policy of the Company, the Partnership or any of their applicable respective Affiliates, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service with the Company (or applicable Affiliate, including the Partnership) or (b) the Participant has failed to satisfactorily perform the material duties of Participant’s position with the Company, the Partnership or any of their respective Affiliates.

2.6    “Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events:

(i)    any sale, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person or its Affiliates, unless immediately following such sale, exchange or other disposition such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC, the Company, the Partnership or any of their respective Affiliates;

(ii)    the consummation of a consolidation or merger of the Partnership with or into another Person pursuant to a transaction in which the outstanding voting interests of the Partnership are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) all outstanding voting interests of the Partnership are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent and (b) the holders of the voting interests of the Partnership immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction;

(iii)    a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of the Partnership then outstanding, other than in a merger or consolidation which would not constitute a Change of Control under clause (ii) above; or

(iv)    the limited partners of the Partnership approve, in one or a series of transactions, a plan of liquidation or dissolution of the Partnership.

For the avoidance of doubt, the conversion of the Partnership to a corporation, limited liability company or other form of entity shall not be deemed a Change of Control under the terms of this Plan as long as such conversion (or any related transaction) would not otherwise constitute a Change of Control under clauses (i), (ii) or (iii) above. Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan, the terms of an Award and/or any Agreement would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable definition above and (2) a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5).

2.7    “Code” means the Internal Revenue Code of 1986, as amended.

2.8    “Committee” means a committee of Directors designated by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist of two or more members of the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Units are not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Units are then traded.

2.9    “Consultant” means an individual, other than an Employee or a Director, providing bona fide services to the Company, the Partnership or any of their respective Affiliates as a consultant or advisor, as applicable, provided that (i) such individual is a natural person and (ii) such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company, the Partnership or any of their respective Affiliates.

2.10    “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the terms of any Award and/or any applicable Agreement.

2.11    “DER” means a contingent right, granted in tandem with a specific Award, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.12    “Director” means any director of the Company, the Partnership or their respective Affiliates who is not an officer or employee of the Company, the Partnership or any of their respective Affiliates.

2.13    “Effective Date” has the meaning provided in Section 9.

2.14    “Employee” means any employee, as determined by the Committee, of the Company, the Partnership or an Affiliate of either of the foregoing.

2.15    “Employer” means the applicable entity among the Company, the Partnership and their respective Affiliates that employs the Employee, with respect to which a Consultant serves as a consultant or with respect to which a Director serves as a director.

2.16    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17    “Fair Market Value” means the closing sales price of a Unit on the New York Stock Exchange on the applicable date or, if the Units are not listed on the New York Stock Exchange, the closing sales price of a Unit on the principal national stock exchange on which the Units are traded on the date as of which such value is being determined (or if there is no trading in the Units on such date, on the immediately preceding date on which there was trading). If Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee through the reasonable application of a reasonable valuation method and, in the case of an Option, in accordance with Section 409A of the Code.

2.18    “Option” means an option to purchase Units as described in Section 6.1.

2.19    “Participant” means any Employee, Consultant or Director granted an Award under the Plan.

2.20    “Performance Award” means an Award made pursuant to this Plan to a Participant, which Award is subject to the attainment of one or more Performance Goals. Performance Awards may be in the form of either Performance Units, Performance Cash or DERs.

2.21    “Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.3 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the terms of the Award and/or an Agreement.

2.22    “Performance Goals” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee, in its discretion, may include one or any combination of the following criteria in either absolute or relative terms, for the Partnership or any Affiliate: (i) increased revenue; (ii) net income measures (including but not limited to income after capital costs and income before or after taxes); (iii) Unit price measures (including but not limited to total unitholder return); (iv) market share; (v) earnings per Unit (actual or targeted growth); (vi) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (vii) economic value added (“EVA”); (viii) cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); (ix) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (x) operating metrics (including but not limited to operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes and production efficiency); (xi) expense control measures (including but not limited to overhead cost and general and administrative expense); (xii) margins; (xiii) unitholder value; (xiv) proceeds from dispositions; (xv) pipeline and terminal utilization; (xvi) total market value; (xvii) corporate values measures (including but not limited to ethics, compliance, environmental and safety); (xviii) distributable cash flow or distribution coverage ratio; or (xix) such other goals, whether or not listed herein, as selected by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals including, without limitation, in recognition of: (i) extraordinary, infrequently occurring or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting principles; (iv) charges related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss. Notwithstanding the foregoing, the Committee may, at its sole discretion, adjust the performance results upon which Awards are based under the Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established or for any other purpose.

2.23    “Performance Period” means the time period designated by the Committee during which Performance Goals must be met.

2.24    “Performance Unit” means an Award, designated as a Performance Unit in the form of Units or other securities of the Partnership, granted to a Participant pursuant to Section 6.3 hereof, the value of which is determined, in whole or in part, by the value of Units and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award terms and/or Agreement.

2.25    “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.26    “Prior Plan” means the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan, as amended, the NuStar GP Holdings, LLC Long-Term Incentive Plan, as amended, and each other equity plan maintained by the Company or the Partnership under which awards are outstanding as of the Effective Date.

2.27    “Restricted Period” means the period established by the Committee (i) with respect to the vesting of an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant or (ii) during which the Units subject to an Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan, the terms of the Award or an Agreement relating to such Award.

2.28    “Restricted Unit” means a phantom unit granted under the Plan that is equivalent in value to a Unit, and that upon or following vesting entitles the Participant to receive one Unit or, if expressly provided by the Committee in the terms of the applicable Award or Agreement, a cash payment of an amount equal to the Fair Market Value of one Unit on the date of vesting.

2.29    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereof as in effect from time to time.

2.30    “SEC” means the Securities and Exchange Commission.

2.31    “Separation” means the Participant ceases, for any reason, to be employed by or to serve as a consultant or director for any of: the Company, the Partnership or any Affiliate of any of the foregoing; provided, however, for Awards subject to Section 409A of the Code, “Separation” also constitutes a “separation from service” under Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

2.32    “Unit” means a common unit of the Partnership.

2.33    “Unit Award” means an award of a fully vested Unit pursuant to Section 6.4 hereof.

SECTION 3.    Administration.

3.1    Committee Administration. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(i)    determine individuals eligible to be Participants;

(ii)    designate Participants;

(iii)    determine the type or types of Awards to be granted to a Participant;

(iv)    determine the number of Units to be covered by Awards;

(v)    determine the terms and conditions of any Award (including but not limited to performance requirements for such Award);

(vi)    determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled or forfeited or the vesting or exercisability thereof accelerated;

(vii)    interpret and administer the Plan, the terms of an Award, any Agreement and any instrument relating to an Award made under the Plan;

(viii)    establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant and any beneficiary of any Award.

3.2    Delegation. The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company, as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of any person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such person.

3.3    Liability. No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer and any other executive officer to whom the Committee delegates any of its power and authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s limited liability company agreement or the Partnership’s limited partnership agreement) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

SECTION 4.    Units Available for Awards.

4.1    Units Available. Subject to adjustment as provided in Section 4.3, the number of Units with respect to which Awards may be granted under the Plan is ~~5,000,000~~ 7,500,000. If any Award granted under the Plan or a Prior Plan expires, is canceled, exercised, paid or otherwise terminated without the delivery of Units, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. In addition, Units subject to an Award under this Plan or a Prior Plan shall again be available for issuance under this Plan if such Units are (i) Units that were subject to an Option and were not issued or delivered upon the net settlement or net exercise of such Option or (ii) Units delivered to or withheld by the Company or the Employer or an Affiliate thereof to pay the purchase price or the withholding taxes related to an outstanding Award. In the event that Units issued under the Plan are reacquired by the Partnership or the Company pursuant to any forfeiture provision, such Units shall again be available for the purposes of the Plan. Notwithstanding the forgoing, Units repurchased by the Partnership or the Company on the open market with the proceeds of an Option exercise shall not again become available under this Plan.

4.2    Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from the Partnership, the Company, any Affiliate of either of the foregoing or any other Person, or newly issued Units by the Partnership, or any combination of the foregoing, as determined by the Committee in its discretion.

4.3    Adjustments. If the Committee determines that any distribution (whether in the form of cash, Units, other securities or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards and (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, with such adjustments to be made with respect to Options in accordance with Section 409A of the Code.

SECTION 5.    Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant.

SECTION 6.    Awards.

6.1    Options. The Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan; provided, however, that a Participant may be granted an Option only if the underlying Unit qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code.

(i)    Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but shall not be less than its Fair Market Value as of the Date of Grant.

(ii)    Time and Method of Exercise. The Committee shall determine the Restricted Period (i.e., the time or times at which an Option may become exercisable, in whole or in part), the Performance Goals (if any) and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, (a) cash, (b) check acceptable to the Employer or other applicable Affiliate, (c) delivery (either actual delivery or by attestation procedures established by the Employer or other applicable Affiliate) of Units having a Fair Market Value, determined as of the date of exercise, equal to the aggregate exercise price payable by reason of such exercise, (d) authorizing the Employer or other applicable Affiliate to withhold whole Units which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (e) in cash by a broker-dealer acceptable to the Employer or other applicable Affiliate to whom the participant has submitted an irrevocable notice of exercise or (f) a combination of (a), (b), (c) and (d), in each case to the extent set forth in the terms of the Award or an Agreement relating to the Option.

(iii)    Term. Subject to earlier termination as provided in the terms of the Award and/or any Agreement or the Plan, each Option shall expire on the 10th anniversary of its Date of Grant.

(iv)    Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon the Participant’s Separation during the applicable Restricted Period, that portion of any Option that has not vested on or prior to the date of Separation shall automatically lapse and be forfeited by the Participant at the close of business on the date of the Participant’s Separation (or, in the case of a Separation for Cause, immediately upon such Separation). The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Options.

(v)    No Repricing. The Committee shall not, without the approval of the unitholders of the Partnership, (a) reduce the exercise price of any previously granted Option, (b) cancel (or accept surrender of) any previously granted Option in exchange for another Option with a lower exercise price or (c) cancel (or accept surrender of) any previously granted Option in exchange for cash or another Award if the exercise price of such Option exceeds the Fair Market Value of a Unit on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 4.3.

(vi)    No Dividend Equivalents. Notwithstanding anything in the terms of an Award or an Agreement to the contrary, the holder of an Option shall not be entitled to receive DERs with respect to the number of Units subject to such Option.

6.2    Restricted Units. The Committee shall have the authority to determine the Participants to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the duration of the Restricted Period, the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited and such other terms and conditions as the Committee may establish respecting such Awards, including whether DERs are granted with respect to such Restricted Units.

(i)    DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion; provided, however, that if the Committee awards DERs with respect to Restricted Units that are subject to performance-based vesting conditions, then any such DERs shall be subject to the same vesting conditions as the underlying Awards.

(ii)    Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon Participant’s Separation during the applicable Restricted Period, all Restricted Units shall be forfeited by the Participant upon the Participant’s Separation. The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Restricted Units.

6.3    Performance-Based Awards.

(i)    Grant of Performance Awards. The Committee may issue Performance Awards in the form of Performance Units, Performance Cash or DERs to Participants subject to the Performance Goals and Performance Period as it shall determine and set forth in the terms of the Award and/or any Agreement; provided that any Performance Period shall have a duration of at least one year. The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant. Participants receiving Performance Awards are not required to pay the Employer or applicable Affiliate thereof therefor (except for applicable tax withholding) other than the rendering of services. Notwithstanding the foregoing, if the Committee awards DERs with respect to Performance Awards, then any such DERs shall be subject to the same vesting conditions as the underlying Awards.

(ii)    Value of Performance Awards. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of his or her Employer or any Affiliate thereof, may be based on the division which employs or retains him or her, may be based on the performance of the Partnership generally, or a combination of the foregoing. The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.

(iii)    Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in Units or, if expressly provided by the Committee in the terms of the applicable Award or an Agreement, in cash.

(iv)    Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award and/or Agreement, or in a written employment, severance or similar agreement (if any) between the Participant and the Employer or any of its Affiliates, upon Participant’s Separation during the applicable Performance Period or Restricted Period, all Performance Awards shall be forfeited by the Participant upon the Participant’s Separation. The Committee or the Chief Executive Officer may waive, in whole or in part, such forfeiture with respect to a Participant’s Performance Awards.

6.4    Unit Awards. The Committee shall have the authority to determine the Participants to whom fully vested Unit Awards shall be granted, the number of Units to be granted to each such Participant, the conditions under which the Units awarded thereunder may be granted and such other terms and conditions as the Committee may establish respecting such Awards. Upon or as soon as reasonably practicable following the grant of a Unit Award, subject to satisfying the tax withholding obligations of Section 8.2, the Participant shall receive a Unit certificate (or book-entry account, as applicable) so that the Participant then holds an unrestricted Unit.

6.5    General.

(i)    Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company, the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)    Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(iii)    Terms of Awards. Except as otherwise provided herein, the term of each Award shall be for such period as may be determined by the Committee (but shall in no circumstances exceed ten years).

(iv)    Unit Issuance. All certificates (or book-entry accounts) for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or book-entry accounts) to make appropriate reference to such restrictions.

(v)    Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vi)    Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan, the terms of any Award and/or any Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Employer or applicable Affiliate thereof is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Agreement (including, without limitation, any exercise price or any tax withholding) is received by the Employer or applicable Affiliate thereof. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalent and the value of any such Units or other property so tendered to the Employer or applicable Affiliate thereof, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan, the terms of any Award and/or any applicable Agreement.

(vii)    Change of Control. Upon a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full, with such Awards to be paid at the time or times specified in the underlying Award or Agreements. In this regard, all Restricted Periods shall terminate and all Performance Goals, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option is not exercised, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option that has a positive “spread,” the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such “spread” of such Option and, in the event there is no positive “spread,” such Option shall be cancelled without payment of consideration therefor.

(viii)    Vesting. No Award designated as an Option or Restricted Unit shall become exercisable or vested prior to the one-year anniversary of the Date of Grant; provided, however, that, such restriction shall not apply to: (i) grants of such Awards to new-hire Employees, (ii) grants of such Awards to Directors upon their initial election or appointment to the Board; or (iii) Awards granted under this Plan with respect to a number of Units which, in the aggregate, does not exceed five percent of the total number of Units authorized under Section 4.1 of the Plan for delivery in connection with Awards under the Plan, as such number may be adjusted in accordance with Section 4.3 of the Plan. This Section 6.5(viii) shall not restrict the right of the Committee to provide for the acceleration or continued vesting or exercisability of an Award upon or after (i) a Change of Control, (ii) the termination of employment or retirement of a Participant, (iii) the disability or death of a Participant, or (iv) otherwise pursuant to the terms of the Plan.

SECTION 7.    Amendment and Termination.

Except to the extent prohibited by applicable law:

7.1    Amendments to the Plan. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Partnership’s unitholders if (i) unitholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Units are then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 6.1 hereof; provided, further, that no amendment may adversely affect material rights of a holder of an outstanding Award without the consent of such holder.

7.2    Amendments to Awards. Unless otherwise expressly provided in an Award and/or in an Agreement or in the Plan (e.g., Section 6.1(v) of the Plan), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award therefore granted; provided, further, that no amendment may adversely affect material rights of a holder of an outstanding Award without the consent of such holder.

7.3    Adjustment of Awards Upon the Occurrence of Certain Extraordinary or Non-recurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of extraordinary, infrequently occurring or non-recurring events (including, without limitation, the events described in Section 4.3 of the Plan) affecting the Partnership, the Units or the financial statements of the Partnership or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8.    General Provisions.

8.1    No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

8.2    Withholding. The Employer or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Employer (or applicable Affiliate) to satisfy all obligations for the payment of such taxes. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units which may be so withheld or surrendered shall be limited to the number of Units that according to generally accepted accounting principles would not result in liability accounting for the entirety of the Award.

8.3    No Right to Employment or Service. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, the Partnership or any Affiliate of any of the foregoing, to continue as a consultant or to remain on the Board or other directorship, as applicable. Further, the Company, the Partnership or an applicable Affiliate of any of the foregoing may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, the terms of any Award and/or in any Agreement.

8.4    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

8.5    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6    Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the entire then Fair Market Value thereof under Section 16(b) of the Exchange Act, and any payment tendered to the Employer or applicable Affiliate thereof by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7    No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, the Partnership or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company, the Partnership or any Affiliate of any of the foregoing pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company, the Partnership or any applicable Affiliate.

8.8    No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

8.9    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10    Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

8.11    Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Units underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the Partnership, the Company or any Affiliate of either of the foregoing, including, without limitation, any claw-back policy adopted to comply with the requirements of the NYSE Listing Standards, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy, the terms of any applicable Awards and/or in any applicable Agreement.

8.12    No Guarantee of Tax Consequences. None of the Board, the Company, the Partnership or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant (or to any person claiming through or on behalf of any Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to any Participant (or to any person claiming through or on behalf of any Participant).

8.13    Section 409A. This Plan, the Awards and the terms of all Awards and/or Agreements are intended to either comply with or be exempt from Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The Company, the Partnership and their respective Affiliates make no representations that the Plan, the administration of the Plan, the Awards, the terms of the Awards and/or Agreements or amounts payable hereunder comply with, or are exempt from, Section 409A of the Code, and undertake no obligation to ensure such compliance or exemption. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments. If, under the terms of the Plan, an Award or an Agreement, a payment or benefit is to be made within a specified period of time, the actual payment or distribution within such period shall be in the sole discretion of the Partnership. Neither the Partnership, the Committee nor any Participant shall have the right to accelerate or defer a payment or benefit under the Plan, except to the extent expressly permitted or required under Section 409A of the Code. Notwithstanding any other provision of the Plan, the terms of an Award and/or any Agreement to the contrary, if a Participant is a “specified employee” under Section 409A of the Code, except to the extent permitted thereunder, no benefit or payment that is not otherwise exempt from Section 409A of the Code (after taking into account all applicable exceptions thereunder, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, until the later of (i) the date prescribed for payment in the Plan or the affected Award granted thereunder and (ii) the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the terms of any Award and/or Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest. Payments or distributions triggered upon a termination of employment or other service shall only be made if such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. With respect to any reimbursement of fees and expenses, or similar payments, if any, the following shall apply: (i) unless a specific time period during which such expense reimbursements and payments may be incurred is provided for in an Award or Agreement, such time period shall be deemed to be the Participant’s lifetime; (ii) the amount of expenses eligible for reimbursement in any particular year shall not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the payment was remitted, as the case may be.

SECTION 9.    Effective Date and Term of the Plan.

The Plan, as amended and restated, shall be submitted to the unitholders of the Partnership for approval and, if approved, shall become effective as of April ~~29, 2021~~ 27, 2023 (the "Effective Date"). The Plan shall continue until the date terminated by the Board or such date on which Units are no longer available for grants of Awards under the Plan, whichever occurs first; provided, however, that notwithstanding the foregoing, no Award shall be made under the Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in the terms of an Award and/or any applicable Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date. In the event sponsorship of the Plan is transferred from the Partnership to an Affiliate thereof, the term of the Plan shall continue until the tenth anniversary of the Effective Date, unless terminated earlier as provided herein.

SCAN TO	ð
VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before the Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 26, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During the Meeting - Go to www.virtualshareholdermeeting.com/NS2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

NUSTAR ENERGY L.P. 19003 IH-10 WEST SAN ANTONIO, TX 78257
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 26, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUSTAR ENERGY L.P. The Board of Directors recommends you vote FOR the nominees listed:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees:
01) Jelynne LeBlanc Burley
02) Robert J. Munch
03) Martin Salinas, Jr.
04) Suzanne Allford Wade
The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain
2. To ratify the appointment of KPMG LLP as NuStar Energy L.P.'s independent registered public accounting firm for 2023.				☐	☐	☐
3. To approve the Amended and Restated NuStar Energy L.P. 2019 Long-Term Incentive Plan.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Dear Unitholder,

NuStar Energy L.P. encourages you to take advantage of the convenient ways by which you can vote these units. You can vote these units 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the proxies named on the reverse side of the proxy/voting instruction card in the same manner as if you marked, signed, dated and returned the proxy/voting instruction card. If you choose to vote these units by telephone or the Internet, there is no need to mail back your proxy/voting instruction card. To vote the units by telephone or via the Internet, please have this voting form in hand and follow the instructions on the reverse side.

Your vote is important. Thank you for voting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com. If you do not vote via the Internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope.

NUSTAR ENERGY L.P.
Annual Meeting of Unitholders
April 27, 2023
This proxy is solicited by the Board of Directors

By signing on the reverse side, I (we) hereby appoint each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry (the "proxies") as proxy holders, each with full power of substitution, to represent and to vote all of the common units and Series D preferred units of NuStar Energy L.P. that the undersigned could vote at NuStar Energy L.P.'s Annual Meeting of Unitholders to be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/NS2023 on April 27, 2023 at 11:00 a.m. Central Time, including any adjournment or postponement thereof, as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and, in their discretion, on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE). If you sign and return this card without marking any boxes your vote will be cast in accordance with the Board of Directors' recommendations. If you do not vote by telephone or over the Internet, please sign and return this card using the enclosed envelope.

Continued and to be signed on reverse side